Exhibit 2.1

PURCHASE AND SALE AGREEMENT
between
MIDLAND PETRO D.C. PARTNERS, LLC
and
COLLEGIATE MIDSTREAM LLC
(“Seller”)
and
NORTHERN OIL AND GAS, INC.
(“Buyer”)
EXECUTED OCTOBER 18, 2022

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LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendices
Appendix I	―	Definitions

Exhibits
Exhibit A	―	Units and Leases
Exhibit B	―	Wells
Exhibit C	―	Surface Interests
Exhibit D	―	Equipment
Exhibit E	―	Pipeline Systems
Exhibit F	―	Allocated Values
Exhibit G	―	Form of Assignment
Exhibit H	―	Form of Joint Operating Agreement
Exhibit I	―	Tag Along Parties
Exhibit J	―	Form of Closing Memorandum
Exhibit K	―	Form of SWD Cooperation Agreement
Exhibit L	―	Form of Surface Agreement

Schedules
Schedule PE	―	Permitted Encumbrances
Schedule 2.2	―	Excluded Assets
Schedule 2.2(c)	―	Happy Dave’s Tract
Schedule 2.2(d)(1)	―	Plat of Parra Tract
Schedule 2.2(d)(2)	―	Saints #1 Well Location
Schedule 8.4	―	Conflicts
Schedule 8.5	―	Consents
Schedule 8.7	―	Litigation
Schedule 8.8(a)	―	Material Contracts
Schedule 8.8(b)	―	Defaults
Schedule 8.9	―	Preferential Rights
Schedule 8.10	―	Violation of Laws
Schedule 8.11	―	Burdens
Schedule 8.12	―	Imbalances
Schedule 8.13	―	Taxes
Schedule 8.16	―	Outstanding Capital Commitments
Schedule 8.17	―	Environmental Matters
Schedule 8.18	―	Payout Balances
Schedule 8.20	―	Non-Consent Operations
Schedule 8.21	―	Well Status
Schedule 8.22	―	Bonds and Credit Support
Schedule 8.23(a)	―	Transfers
Schedule 8.23(b)	―	Affiliate Ownership
Schedule 8.26	―	Mortgages and Other Instruments
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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into on October 18, 2022 (the “Execution Date”) among Midland-Petro D.C. Partners, LLC, a Texas limited liability company, and Collegiate Midstream LLC, a Texas limited liability company (each, a “Seller Party,” and collectively, “Seller”), and Northern Oil and Gas, Inc., a Delaware corporation (“Buyer”). Seller and Buyer may be referred to herein collectively as the “Parties” and individually as a “Party.”
Recitals
WHEREAS, Seller owns certain oil and gas properties located in Midland County, Texas more particularly described in Section 2.1;
WHEREAS, Permian Deep Rock Oil Company LLC (“PDR”) operates the Assets on behalf of Seller; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, in the manner and upon the terms set forth herein.
Agreement
NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions contained herein, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in Appendix I.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means including, without limitation. All references to “$” or “dollars” shall be deemed to be references to United States Dollars. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time, and references to any Law shall also be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. References to any date shall mean such date in Midland, Texas, and references to a specific time shall refer to prevailing Central Time, unless otherwise indicated. Where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be. As used herein, the words (a) “day” means calendar day, (b) “or” is not exclusive and shall have the same meaning as “and/or” unless the context requires otherwise, (c) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other things extends, and such phrase shall not mean simply “if,” and (d) “shall” and “will” have equal force and effect. For the avoidance of doubt, as used in this Agreement, the phrase “net to Seller’s interest in the Assets prior to Closing” means net to that portion of Seller’s interest in the properties comprising the Assets that is to be assigned to Buyer at Closing, and does not include that portion of Seller’s interest therein that is to be retained by Seller.

ARTICLE II
ASSETS
2.1    Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase and acquire from Seller, an undivided 36.708% of 8/8ths interest in and to the following (less and except the Excluded Assets, collectively, the “Assets”):
(a)    the Units, and such quantum of right, title, and interest in and to the Leases as described on Exhibit A and any other Leases, in each case, INSOFAR AND ONLY INSOFAR as such Leases are produced from or attributable to the Units, as is necessary to effectuate and vest ownership of a 36.708% of 8/8ths Working Interest in the Units on a unitized basis and; and
(b)    all of the oil, gas, water, disposal, observation, injection or other wells located on the Units, or otherwise described on Exhibit B, whether producing, non-producing, plugged, unplugged, shut-in or permanently or temporarily abandoned, located on or used in connection with the Units (the “Wells” and together with the Units and Leases, the “Oil and Gas Properties”);
(c)    all Hydrocarbons in, on, under or that may be produced from or attributable to the Oil and Gas Properties, in each case, after the Effective Time;
(d)    the fee simple surface estate interests, transferable surface leases, rights-of-way, licenses, easements, use or joint use agreements and other surface or subsurface rights agreements to the extent used in connection with the Oil and Gas Properties or the Pipeline Systems, including those described on Exhibit C, but subject to the terms and conditions, covenants, limitations, and obligations reflected in the real estate records maintained by the county clerk of the county in which the applicable interests are located (collectively, the “Surface Interests”);
(e)    all equipment, materials, supplies, machinery, fixtures and other tangible personal property and improvements located on or held for use primarily in connection with the Oil and Gas Properties or the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons attributable thereto, including (i) any well pads, well heads, tanks, tank batteries, boilers, buildings, fixtures, casing, tubing, spare parts and inventory, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, roads, evaporation pits, SCADA equipment, network equipment and associated peripherals and telephone and telemetry equipment and all associated data, and other appurtenances, improvements, and facilities related thereto, and (ii) any of the foregoing to the extent Seller’s interest therein is owned as a consequence of Seller’s working interest in an applicable Oil and Gas Property including the items described on Exhibit D (collectively the “Equipment”);
(f)    all Third Party geophysical and other seismic and related technical data and information (including Seller’s or its Affiliates’ interpretation thereof) to the extent relating to the Assets and to the extent that such geophysical and other seismic and related technical data and information is transferable without payment of a fee or other penalty (unless Buyer agrees to pay such fee or penalty);
(g)    the crude oil, natural gas, water and high-pressure natural gas pipelines, gathering systems and saltwater disposal systems described on Exhibit E (the “Pipeline Systems”);
(h)    to the extent assignable and to the extent the transfer or disclosure thereof would not be restricted by binding obligations of confidentiality, all Contracts to which the Seller is a party to the extent such Contracts relate to the Oil and Gas Properties, Surface Interests, Equipment, and Pipelines Systems and which will be binding on Buyer after or to which the Assets will be subject after Closing;
(i)    Digital copies of all those files, records and data relating to the Assets in the possession or control of Seller or any of its Affiliates, including (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii)  Contract files; (iii) correspondence with Governmental Authorities; (iv) environmental, health and safety, production, processing, operation, technical, accounting and Asset Tax records (other than those that relate to the business of Seller generally); (v) facility and well records (the foregoing items, in such format(s) as the same are maintained by Seller) and (vi) surveys, maps, drawings and other related files; but excluding (a) corporate, financial, and tax-related records to the extent not primarily related to the Assets, (b) records and data to the extent transfer thereof is prohibited by Third Party contractual restrictions on transfer, and (c) information entitled to legal privilege, including attorney work product and attorney-client communications (except with respect to title opinions) (collectively, and subject to such exclusions, the “Records”);
(j)    all rights, claims and causes of action (including warranty and similar claims, indemnity claims and defenses, and insurance claims) of Seller whether arising before, on or after the Effective Time attributable to the Oil and Gas Properties, but only to the extent such rights, claims and causes of action relate to any of the Assumed Liabilities; and
(k)    all Imbalances relating to the Assets.
2.2    Excluded Assets. Specifically excluded from the Assets, and reserved unto Seller, are Seller’s (and its Affiliates’) interests in the following assets (the “Excluded Assets”):
(a)    all Hydrocarbons in, on, under or that may be produced from or attributable to the Oil and Gas Properties, in each case, prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons, except to the extent the Purchase Price is adjusted therefor;
(b)    all of Seller’s oil and gas fee interests, mineral interests, oil and gas or other mineral rights and mineral servitudes in which the Seller owns an interest, including royalty interests, mineral royalty interests, overriding royalty interests, net profits interests, production payments, carried interests, reversionary interests (including rights under non-consent provisions), possibilities of reverter, conversion rights and options and other rights of a similar nature, whether legal or equitable, whether vested or contingent;
(c)    all of Seller’s fee simple surface estate interest in the Happy Dave’s Tract, and all of Seller’s other fee simple surface estate interests, transferable surface leases, rights-of-way, licenses, easements, use or joint use agreements and other surface or subsurface rights agreements, EXCEPT the Surface Interests;
(d)    an undivided interest in the Surface Interests to the extent (i) such Surface Interests cover the tract depicted on Schedule 2.2(d)(1) (the “Parra Tract”) and are used by or useful to Seller for operations on or in connection with the drillsite location for the proposed Saints #1 Well depicted on Schedule 2.2(d)(2); or (ii) such Surface Interests that are used by or useful to Seller for operations on or in connection with Seller’s Waffle Iron Unit, and existing or proposed Saints Well(s) and Airpark Well(s);
(e)    all of Seller’s (or its Affiliates’) minute books and company financial records that relate to Seller’s (or its Affiliates’) business generally and any copies of Records retained pursuant to Section 13.4;
(f)    all claims, causes of action, refunds and audit rights of Seller (or its Affiliates) arising under or with respect to any Assets that are attributable to (i) periods of time prior to the Effective Time (including claims for adjustments or refunds) or (ii) any Excluded Assets for any period prior to, on or after the Effective Time, in each case, except to the extent relating to any Assumed Liability;
(g)    all trade credits, accounts, receivables, deposits, cash, checks, funds and all other proceeds, income or revenues attributable to (i) any Excluded Assets for any period, prior to, on or after the Effective Time or (ii) Seller’s or its Affiliates’ interests in the Assets with respect to any period of time prior to the Effective Time, in each case, except to the extent relating to any Assumed Liability;
(h)    all rights and interests of Seller (or its Affiliates) (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance proceeds or awards, in each case, that relate primarily to the Assets in respect of periods prior to the Effective Time, in each case, except to the extent relating to any Assumed Liability;
(i)    all documents and instruments that are protected by attorney-client privilege (except for title opinions);
(j)    all data and Contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller shall use Commercially Reasonable Efforts, but at no cost or expense to Seller, to obtain a waiver from such Third Party to disclose such data or Contract);

(k)    all Third Party geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty (unless Buyer agrees to pay such fee or penalty);
(l)    all documents and information relating to any proposed sale or marketing of the Assets;
(m)    any assets or properties that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement;
(n)    any and all claims of Seller for refunds of, or credits attributable to, Seller Taxes;
(o)    all Suspended Funds;
(p)    all Hedges;
(q)    all master service agreements, or similar agreements;
(r)    the assets and properties described on Schedule 2.2; and
(s)    all rights in and to the Oil and Gas Properties to the extent such rights are associated with or relating to the Mineral Interest Pooling Act, Tex. Nat. Res. Code § 102.001, et seq.
ARTICLE III
PURCHASE AND SALE
3.1    Consideration. The consideration for the transfer of the Assets and the transaction contemplated hereby shall be Three Hundred Thirty Million dollars ($330,000,000) (the “Purchase Price”). The Purchase Price shall be adjusted pursuant to Section 3.3 as and when provided in this Agreement and shall be paid at the Closing by wire transfer in same day funds to account(s) designated by Seller.
3.2    Deposit. Not later than one (1) Business Day following the Execution Date, Buyer shall deposit with the Escrow Agent to be held in the Escrow Account, by wire transfer in same day funds, a deposit against the Purchase Price in an amount equal to Forty-Three Million Dollars ($43,000,000) (such amount, including any interest accrued thereon, the “Deposit”). If Closing occurs, the Deposit shall be applied toward the Purchase Price at Closing; however, if Closing does not occur, the Deposit shall be administered and/or distributed pursuant to Article XV.
3.3    Adjustments to Purchase Price. The adjustment of the Purchase Price shall be determined as follows (without duplication), in accordance with GAAP and COPAS standards, and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts:
(i)    the amount of all Asset Taxes allocable to Buyer in accordance with Section 16.2 but paid or otherwise economically borne by Seller;
(ii)    the amount of all revenues (net of royalties and Burdens not otherwise accounted for hereunder) received and retained by Buyer (or its Affiliates) with respect to the Assets which are attributable to periods prior to the Effective Time;
(iii)    the amount of all Property Costs incurred or attributable to any period of time from and after the Effective Time and paid by Seller or by the applicable operator on behalf of Seller or any of its Affiliates (irrespective of whether paid before or after the Effective Time); and
(iv)    any other amount provided for elsewhere in this Agreement to be an upward adjustment to the Purchase Price or otherwise agreed upon in writing by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts:

(i)    the amount of all Asset Taxes allocable to Seller in accordance with Section 16.2 that are paid or otherwise economically borne by Buyer;
(ii)    the amount of all revenues (net of royalties and Burdens not otherwise accounted for hereunder) received and retained by Seller (or its Affiliates) with respect to the Assets and that are attributable to periods from and after the Effective Time;
(iii)    the amount of all Property Costs incurred or attributable to any period prior to the Effective Time and that are paid by or on behalf of Buyer;
(iv)    any other amount provided for elsewhere in this Agreement to be a downward adjustment to the Purchase Price, including, but not limited to, Section 3.3, or otherwise agreed upon in writing by Seller and Buyer;
(v)    the aggregate amount, if any, of any adjustments made in accordance with Section 7.1 with respect to Environmental Defects or the Remediation Amount with respect to such Environmental Defect;
(vi)    the aggregate amount, if any, of any adjustments made in accordance with Section 6.4 with respect to Preferential Purchase Right and Consents;
(vii)    the aggregate amount, if any, of any adjustments made in accordance with Section 10.4 with respect to Casualty Loss;
(viii)     the aggregate amount, if any, of any adjustments made in accordance with Section 6.3 with respect to Title Defects.
(c)    Subject to the provisions hereof, and subject to the occurrence of Closing, except to the extent the Purchase Price is adjusted under Section 3.3 with respect thereto, Buyer shall be entitled to all Hydrocarbon production from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and Buyer shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Subject to the provisions hereof, Seller shall be entitled to all Hydrocarbon production from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and Seller shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred by Seller prior to the Effective Time. As used in this Agreement, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applicable. For purposes of this Section 3.3, the determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed.
3.4    Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing Date, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation of the adjustments used to determine such amount, accompanied by reasonable supporting documentation (which, for the avoidance of doubt, shall include, to the extent reasonably available, revenue checks and joint interest billings, meter readings and downloads of revenue and expense information in the same general form and format as the materials provided to Buyer by Seller prior to the Execution Date) together with the designation of Seller’s account for the wire transfer of funds as set forth in Section 13.3(d). When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, good faith estimates will be used subject to final adjustments in accordance with Section 3.5 and Section 3.6. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Buyer may deliver to Seller a written report containing any changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement and Seller shall consider such changes in good faith. If Buyer fails to deliver such report to Seller within three (3) Business Days of receipt of the Preliminary Settlement Statement, the Preliminary Settlement Statement submitted by Seller shall solely for purposes of Closing and subject to adjustments pursuant to Section 3.5, be deemed to be mutually agreed upon by the Parties. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to determine the Adjusted Purchase Price paid at Closing (the “Preliminary Adjusted Purchase Price”); provided that if the Parties do not agree on the Preliminary Settlement Statement prior to the Closing or Buyer fails to timely provide a written report as contemplated above, the Preliminary Settlement Statement as submitted by Seller will be used to determine the Preliminary Adjusted Purchase Price.
3.5    Final Settlement Statement. On or before ninety (90) days after the Closing, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”), based on actual revenues and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Buyer’s failure to deliver to Seller a Dispute Notice detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the Final Settlement Statement delivered by Seller and any changes to the Final Settlement Statement as initially prepared by Seller that are proposed or requested by Buyer and not included in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer or deemed agreed pursuant to the foregoing (or determined by the Accounting Arbitrator pursuant to Section 3.6), the Final Settlement Statement and such final Adjusted Purchase Price (the “Final Price”), shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party on or before the date that is ten (10) Business Days following agreement or deemed agreement (or determination by the Accounting Arbitrator, as applicable) to the owed Party. All amounts paid or transferred pursuant to this Section 3.5 shall be delivered in dollars by wire transfer of immediately available funds to the account specified in writing by the relevant Party. Notwithstanding the foregoing, (i) if a Title Dispute is timely submitted to a Title Arbitrator and the Title Arbitrator has not issued its award prior to finalization of the Final Settlement Statement, then nothing in this Section 3.5 shall be deemed to waive further adjustments to the Purchase Price in accordance with the Title Arbitrator’s award, as provided in Section 6.3(h); and (ii) or anything to the contrary in Section 3.3 or this Section 3.5, each Party shall be obligated to account to the other Party for any revenue received, or expenses incurred, that are allocated to the other Party in accordance with Section 3.3 at the end of each calendar month following the Closing Date.
3.6    Disputes. If Buyer has provided a timely Dispute Notice to Seller, and the Parties are unable to resolve a dispute as to the Final Price within thirty (30) days after receipt by Seller of such Dispute Notice, either Party may submit the dispute to KPMG LLP (the “Accounting Arbitrator”) for final and binding determination. Buyer and Seller shall execute such engagement, indemnity and other agreements as the Accounting Arbitrator may require in connection with or as a condition to such engagement. Buyer and Seller shall cooperate diligently with any reasonable request of the Accounting Arbitrator and furnish to the Accounting Arbitrator such work papers and other documents and information relating to such objections as the Accounting Arbitrator may request and are available to such Party and will be afforded the opportunity to present to the Accounting Arbitrator any material relating to the determination of the matters in dispute and to discuss such determination with the Accounting Arbitrator, prior to any written notice of determination hereunder being delivered by the Accounting Arbitrator, provided, however, that the Accounting Arbitrator shall require all such work papers, documents, information or presentations to be completed within fifteen (15) days after the Accounting Arbitrator has been engaged. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters set forth in the Dispute Notice and may not award damages or penalties to either Party with respect to any other matter. Within fifteen (15) days after the date required for submission of work papers, documents, information or presentations, and regardless of whether such submissions or presentations have been made, the Accounting Arbitrator shall resolve all disputed items set forth in the Dispute Notice in writing and shall prepare and deliver its written decision, which shall be final and binding upon the Parties without further recourse or collateral attack and, as to each dispute matter, which shall accept (i) either Seller’s position in the Final Settlement Statement or Buyer’s position in the Dispute Notice or (ii) the stipulated position of Buyer and Seller with respect to any matter which prior to such stipulation was disputed. Each Party shall bear its own fees and other expenses incurred with respect to any matters addressed in this Section 3.6 The Accounting Arbitrator’s fees with respect to any matters addressed in this Section 3.6 shall be paid by and apportioned between Buyer and Seller based on the aggregate dollar amount in dispute and the relative inverse of a Party’s recovery as determined by the Accounting Arbitrator (e.g., if Buyer is awarded seventy percent (70%) of the value in dispute, then Buyer shall be responsible for paying thirty percent (30%) of the fees and expenses of the Accounting Arbitrator, and Seller shall be responsible for paying seventy percent (70%) of the fees and expenses of the Accounting Arbitrator). The Final Settlement Statement and the Final Price determined by the Accounting Arbitrator pursuant to this Section 3.6 shall be final and binding on the Parties without further recourse or collateral attack (other than with respect to amounts not accounted for therein or settled thereby). Any required payments by Buyer to Seller, on the one hand, or by Seller to Buyer, on the other hand, based on such determination shall be made within three (3) Business Days of the final resolution of such dispute by the Parties, or the Accounting Arbitrator, as applicable.

3.7    Allocated Values. The “Allocated Value” for each Well or Unit equals the amount set forth with respect thereto on Exhibit F. Notwithstanding anything to the contrary in this Agreement, Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby but makes no representation or warranty as to the accuracy of such values.
3.8    Value Allocations for Tax Purposes. Seller and Buyer agree that the Final Price plus any other items constituting consideration for federal and applicable state and local income tax purposes (collectively, the “Allocable Amount”) shall be allocated among the Assets for federal and applicable state and local income tax purposes (the “Allocation Schedule”) which shall be prepared in a manner consistent with the Allocated Values. On or before sixty (60) days after the Final Settlement Statement is delivered, Buyer shall prepare and deliver to Seller the Allocation Schedule. Seller and Buyer agree to use the Allocable Amount for purposes of filing Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), pursuant to the requirements of Section 1060(b) of the Code. The procedures of Section 3.6 shall be applied in the event of a dispute in the preparation of the Allocation Schedule. Each Party agrees not to take any position inconsistent with this Section 3.8 or the allocations set forth in the Allocation Schedule unless required by Law or with the written consent of the other Party.
3.9    Section 1031 Like Kind Exchange. Without any Liability or increased costs to Seller, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or an “Exchange Accommodation Titleholder” (as that term is defined in IRS Procedure 2000-37) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, without any Liability or increased costs to Buyer, Seller shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary or Exchange Accommodation Titleholder for the same purpose. If Seller assigns all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to Seller’s assignment of their rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by Seller) into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns all or any of its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Seller, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign the interests (or any portion thereof) as directed by Buyer. Seller and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary or Exchange Accommodation Titleholder shall not release any Party from any of its respective Liabilities and obligations hereunder, and that neither Party represents to the other that any particular tax treatment will be given to either as a result thereof.
3.10    Withholding. Buyer shall be entitled to deduct and withhold from any payments due pursuant to this Agreement any amounts required to be deducted or withheld from such payment(s) under any federal, state, local or foreign Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV
ACCESS / DUE DILIGENCE PERIOD
4.1    Access.
(a)    From and after the Execution Date until Closing (or earlier termination of this Agreement pursuant to the terms herein), but subject to the other provisions of this Section 4.1, Seller shall afford to Buyer and its Representatives reasonable access, during normal business hours, to the Assets and all Records and shall provide access to knowledgeable personnel who are familiar with the Assets. For greater certainty, such access includes virtual access and digital copies of the Records. Notwithstanding anything contained herein to the contrary, Seller shall make available to Buyer all currently digitized Records as of the Execution Date, and shall use Commercially Reasonable Efforts to provide digital copies of any remaining Records within a reasonable period of time following the Execution Date, but in any event no later than five (5) Business Days after the Execution Date. Seller shall use Commercially Reasonable Efforts to seek copies of unrecorded instruments relating to the Assets reasonably requested by Buyer that are referenced in instruments of record or referenced in Seller’s Records but are not in Seller’s files. All investigations and due diligence conducted by Buyer or its Representatives shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any examination done by Buyer or its Representatives shall result from Buyer’s own independent review and judgment. Buyer shall coordinate its access rights and physical inspections of the Assets with Seller to minimize any unreasonable inconvenience or unreasonable interruption to the business of Seller. Buyer and all of its Representatives must be accompanied by a Representative of Seller during all physical inspections of the Assets. Buyer shall, and shall cause all of its Representatives to, abide by all applicable safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets, in each case to the extent previously provided to Buyer and its Representatives or conspicuously posted on site on the Assets.
(b)    From and after the Execution Date until Closing, Seller shall cause PDR to allow Buyer access to the Assets for a physical inspection. Subject to Section 4.1(c), such physical inspection right under this Agreement shall be limited to a Phase I Environmental Site Assessment of the Assets conducted by a reputable environmental consulting or engineering firm and may include only visual inspections and Records reviews relating to the Assets, including their condition and compliance with Environmental Laws. In conducting such inspection, subject to Section 4.1(c), Buyer shall not operate any Equipment or the Pipeline Systems or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances or Hydrocarbons) without Seller’s prior written consent, which consent may be withheld in Seller’s reasonable discretion.
(c)    In the event that Buyer’s Phase I Environmental Site Assessment identifies in good faith any actual or potential “Recognized Environmental Conditions,” as such conditions are defined or described under the current ASTM International Standard Practice Designation E1527-13, or any actual or potential Environmental Defects, then Buyer may request that Seller cause PDR to consent to conduct of Phase II environmental property assessments, including the collection and analysis of environmental samples (collectively, the “Phase II Assessment” or “Phase II,” whether one or more) to the extent relating to any such identified actual or potential “Recognized Environmental Conditions,” as so defined, or any Environmental Defect. If Seller denies such Phase II Assessment in whole or in part, then Buyer may not conduct such Phase II Assessment unless and until such time that Seller, in Seller’s sole discretion, has approved such Phase II Assessment in writing, provided, however, that if Seller denies Buyer’s ability to conduct Phase II, in whole or in part, Buyer may still deliver an Environmental Defect Notice with respect to such Assets pursuant to and subject to the limitations of Section 7.1.
(d)    Buyer and Seller shall maintain, and shall cause its representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any Phase I Environmental Assessment, Phase II or other due diligence activity as strictly confidential until Closing occurs, unless disclosure of any facts discovered through such Phase I Environmental Site Assessment, Phase II or other due diligence activity is required under any Laws, and if disclosure is so required by Law disclosure shall be permitted only to the extent so required under such applicable Laws. Buyer shall promptly provide Seller with a copy of the final version of all environmental reports prepared by, or on behalf of, Buyer with respect to any Phase I Environmental Site Assessment, Phase II or similar due diligence activity conducted on the Assets. In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Phase I Environmental Site Assessment, Phase II or other due diligence activity conducted by, for or on behalf of Buyer, Buyer agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Authorities; provided that, if Seller fails to promptly make such disclosure and Buyer or any of its Affiliates is legally obligated to make such disclosure, such Person shall have the right to fully comply with such legal obligation and shall provide written notice to Seller prior to making such disclosure.
(e)    Buyer hereby indemnifies, defends and holds harmless each Seller Indemnified Party from and against any and all Liabilities arising out of, resulting from or relating to any entry into Seller’s offices or onto the Oil and Gas Properties, field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any of its Representatives with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF (I) THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PARTY, OR (II) THE MERE DISCOVERY OF ANY ENVIRONMENTAL CONDITIONS THAT WERE (BUT ONLY TO THE EXTENT) EXISTING PRIOR TO SUCH ACTIVITIES.
(f)    During all periods prior to Closing that Buyer, and/or any of its Representatives are on the lands on which the Assets are located, Buyer shall maintain, at its sole expense, policies of insurance of the types and in the amounts consistent with those maintained by a reasonably prudent person in the same or similar circumstances. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the lands on which the Assets are located.
4.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall not be used for any purpose other than assessing the transactions contemplated by this Agreement and shall be held confidential by Buyer and its Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including those contained in the Confidentiality Agreement, shall terminate (except as to confidential information relating to assets other than the Assets (including the Excluded Assets), which confidentiality obligations shall terminate in accordance with the Confidentiality Agreement).
ARTICLE V
DISCLAIMERS
5.1    Disclaimers.
(a)    EXCEPT AS SET FORTH IN THIS AGREEMENT, IN THE ASSIGNMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 13.3(g), (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).
(b)    EXCEPT AS SET FORTH IN THIS AGREEMENT, IN THE ASSIGNMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 13.3(g), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, INCLUDING THE DUE DILIGENCE MATERIALS, AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 13.3(g), THE ASSETS HAVE BEEN USED FOR OIL AND GAS PRODUCTION ACTIVITIES, PIPELINE, TRANSPORTATION, STORAGE AND RELATED OPERATIONS. PHYSICAL CHANGES IN THE ASSETS AND IN THE LAND BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE ASSETS MAY ALSO INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATION OF WHICH MAY NOT BE KNOWN TO SELLER OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES

HERETO THAT, SUBJECT TO THE INTRODUCTORY CLAUSE OF THIS SENTENCE AND SUBJECT TO THE TERMS OF THIS AGREEMENT, INCLUDING ARTICLE VII, ARTICLE VIII AND ARTICLE XIV, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE) INCLUDING, BUT NOT LIMITED TO, NORM AND MAN-MADE MATERIAL FIBERS (MMMF) AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)    EXCEPT AS SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 13.3(g), (i) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO THE TERMS OF THIS AGREEMENT, INCLUDING ARTICLE VII, ARTICLE VIII AND ARTICLE XIV, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND BUYER STIPULATES THAT IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(d)    SUBJECT TO THE TERMS OF THIS AGREEMENT, INCLUDING ARTICLE VII, ARTICLE VIII AND ARTICLE XIV, BUYER AGREES TO ACCEPT THE ASSETS “AS-IS”, “WHERE-IS”, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS OR DEFECTS (HIDDEN AND APPARENT) AND, EXCEPT AS PROVIDED IN SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE VIII (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AS IT HAS DEEMED NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT.
5.2    Certain Disclaimers.
(a)    Buyer expressly acknowledges that neither Seller nor any other Person has made any representation or warranty, express or implied, at Law or in equity, as to the accuracy or completeness of any information regarding Seller, the Assets or the Assumed Liabilities, except as expressly set forth in this Agreement, the Exhibits and Schedules hereto, or in the Assignment, and Buyer further agrees that neither Seller nor any other Person shall have or be subject to any Liability to Buyer or to any other Person resulting from the distribution to Buyer, or its use of, and Buyer agrees that it shall be deemed to have not relied for any purpose on, any such information, including the Due Diligence Materials, in any form in expectation of the transactions contemplated by this Agreement, and Buyer acknowledges it is not relying on any such information, and Buyer irrevocably waives any and all Liabilities it may have against Seller associated with the same; and
(b)    Seller and Buyer agree that, to the extent required by Law to be effective, the disclaimers of certain representations and warranties contained in Section 5.1 are “conspicuous” disclaimers for the purpose of any Law.
ARTICLE VI
TITLE MATTERS
6.1    General Disclaimer of Title Warranties and Representations. Except for the special warranty of Defensible Title as set forth in Section 6.2 and as set forth in the Assignment, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, with respect to any of the Assets shall be pursuant to this ARTICLE VI or, if Closing occurs, the special warranty of title set forth in Section 6.2. Notwithstanding anything to the contrary, the Parties acknowledge and agree that none of Seller’s representations and warranties in ARTICLE VIII will be deemed or otherwise considered representations and warranties with respect to Seller’s title to any of the Assets.
6.2    Special Warranty.
(a)    Special Warranty of Title. If the Closing occurs, Seller specially warrants Defensible Title to the Assets as of the Effective Time until the expiration of the SWT Survival Period, subject, however, to the Permitted Encumbrances. Such special warranty of title shall be contained in the Assignment, and shall be subject to the further limitations and provisions of this Section 6.2.
(b)    Recovery on Special Warranty. To assert a breach of Seller’s special warranty of title in the Assignment, Buyer shall furnish Seller a claim notice meeting the requirements of Section 6.3(a) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty of title in the Assignment. Buyer shall be deemed to have waived, and Seller shall not have any further Liability for, any breach of the special warranty of title in the Assignment that Buyer fails to assert by a claim notice meeting the requirements of Section 6.3(a) given to Seller on or before the expiration of the SWT Survival Period. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the special warranty of title, and Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such breach. Seller shall be entitled to offset amounts attributable to any breach of the special warranty of title by the Title Benefit Amount for all Title Benefits, if any, to the extent not used to offset Title Defects. If the remedy in Section 6.3(i) is available, Seller shall cure any breach of the special warranty of title by providing Buyer with an assignment of additional interests in Leases from Seller’s retained interest that are sufficient to cure such breach of the special warranty of title.
6.3    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. On or before 5:00 p.m. Central Time on the Defect Claim Date, Buyer may deliver claim notices to Seller meeting the requirements of this Section 6.3(a) (each, a “Title Defect Notice”) setting forth any matters which, in Buyer’s commercially reasonable opinion, constitute Title Defects and which Buyer asserts as a Title Defect pursuant to this Article VI; provided, however, that Buyer may not assert a Title Defect pursuant to this Article VI with respect to any Development Well, it being the Parties’ intention that Title Defects, if any, with respect to Development Wells shall be addressed pursuant to Article XVI.D of the JOA. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller written notice (which shall not constitute a Title Defect Notice) of all Title Defects discovered by Buyer on a biweekly basis, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date and which notice, or the failure by Buyer to give such notice, will not prejudice in any way Buyer’s ability to assert a Title Defect or be taken into account in determining whether a Title Defect exists or the Title Defect Amount with respect thereto. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no Liability for, any defect of title that Buyer fails to assert before the Defect Claim Date, other than (i) a breach of the special warranty of title, which may be asserted as provided in Section 6.2 above; and (ii) a Title Defect with respect to any Development Well(s), which may be asserted as provided in Article XVI.D of the JOA, subject to the limitations provided therein. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) a description of the Well(s) affected by the Title Defect (each, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents available to Buyer and reasonably necessary for Seller to identify and evaluate the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations (in reasonable detail) upon which Buyer’s belief is based. On or before the Defect Claim Date, Buyer shall promptly furnish Seller with written notice of any Title Benefit of which Buyer, its Affiliates, or any of their employees, title attorneys, landmen or other title examiners become aware.
(b)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer, on or before the Defect Claim Date, a notice with respect to each Title Benefit (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit, (ii) a description of the Well(s) affected by the Title Benefit (each, a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) supporting documents available to Seller and reasonably necessary for Buyer to identify and evaluate the existence of the alleged Title Benefit and (v) the amount by which Seller reasonably believes the Allocated Value of the Title Benefit Property is increased by the alleged Title Benefit and the computations (in reasonable detail) upon which Seller’s belief is based. Seller shall be deemed to have waived, and shall not have any benefit or setoff right with respect to, any benefit of title that Seller fails to assert before the Defect Claim Date.

(c)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to ninety (90) days after Closing (the “Title Defect Cure Period”), any Title Defects of which Seller has been advised by Buyer. Seller shall deliver written notice to Buyer of all Title Defect cure elections at least three (3) Business Day prior to the Closing Date (each, a “Title Defect Cure Notice”). Buyer will reasonably cooperate with any such efforts. Subject to Section 6.3(g), the Purchase Price shall be reduced at Closing by the Title Defect Amounts of all uncured Title Defect Properties subject to a timely Title Defect Cure Notice provided by Seller to Buyer. All Title Defect Properties subject to a Title Defect Cure Notice, together with all associated Assets, shall be conveyed by Seller to Buyer at Closing (such Assets, the “Title Cure Assets”), and, subject to Section 6.3(g), Buyer shall deposit the Title Defect Amounts for such Title Cure Assets into the Escrow Account at Closing (such amount, the “Title Cure Amount”). If the Parties agree that a Title Cure Asset is cured prior to the expiration of the Title Defect Cure Period, then within ten (10) Business Days thereafter, Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Title Cure Amount to Seller. If Seller is unable to cure such Title Defect by the expiration of the Title Defect Cure Period, then, within ten (10) Business Days following the Title Defect Cure Period, Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the amount equal to the Title Cure Amount for such uncured Title Defect to Buyer. Should the Parties disagree regarding whether, or to what extent, a Title Defect has been cured by the Title Defect Cure Period, then the provisions of Section 6.3(h)(ii) shall apply and the Title Arbitrator shall be selected within fifteen (15) days of the end of the Title Defect Cure Period. All other provisions of Section 6.3(h)(ii) shall apply as written. The election by Seller to attempt to cure or remove one or more of such Title Defects shall not affect the rights and obligations of the Parties under Section 6.3(h)(ii) with respect to dispute resolution related to any such Title Defect.
(d)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Section 6.3(a) is not waived in writing by Buyer, Seller may, at its sole option and discretion, elect to, subject to Section 6.3(h):
(i)    notify Buyer that Seller does not intend to cure such Title Defect, and, subject to Section 6.3(g) and Section 6.3(i), reduce the Purchase Price by an amount (the “Title Defect Amount”) determined pursuant to Section 6.3(e) or Section 6.3(h) as being the value of such Title Defect and convey such Title Defect Property to Buyer at Closing;
(ii)    cure such Title Defect to the reasonable satisfaction of Buyer at Seller’s sole cost and expense in accordance with the provisions of Section 6.3(c) and convey such Title Defect Property to Buyer at Closing; or
(iii)    in the event that the Title Defect Amount asserted by Buyer pursuant to Section 6.3(a) with respect to any Title Defect Property equals or exceeds the Allocated Value for such Title Defect Property, permanently retain as an Excluded Asset the Title Defect Property that is subject to such Title Defect, together with all associated Assets, and reduce the Purchase Price by an amount equal to the Allocated Value thereof.
(e)    Title Defect Amount. The Title Defect Amount in respect of any Title Defect Property resulting from a Title Defect shall be the amount by which the Allocated Value of such Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:
(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully discharge the Title Defect from the Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) the actual Net Revenue Interest for the Target Formation for such Title Defect Property and (B) the Net Revenue Interest for the Target Formation stated on Exhibit F, as applicable, for such Title Defect Property (and the Working Interest applicable to such Title Defect Property is decreased in the same proportion as the decrease in the Net Revenue Interest), then the Title Defect Amount shall be the product of (x) the Allocated Value of such Title Defect Property multiplied by (y) a fraction, the numerator of which is the excess of (B) over (A) above for such Title Defect Property and the denominator of which is the Net Revenue Interest for the Target Formation for such Title Defect Property as set forth on Exhibit F, as applicable; provided, however, that if the Title Defect does not affect the Title Defect Property throughout its entire life, the Title Defect Amount shall be reduced to take into account the applicable time period only;
(iv)    if the Title Defect represents an Encumbrance upon or other defect in title affecting such Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of such Title Defect Property, the portion of such Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably anticipated potential economic effect of the Title Defect over the life of such Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not exceed the reasonable cost and expense of curing such Title Defect;
(v)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; provided that, for clarity, (x) a single Title Defect which affects more than one Title Defect Property (each with an Allocated Value) shall be subject to a single application of the Individual Defect Threshold and (y) multiple Title Defects which affect the same Title Defect Property (each with an Allocated Value) shall be subject to a single application of the Individual Defect Threshold, in each case, for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Title Defect Threshold; and
(vi)    notwithstanding anything to the contrary in this Article VI, except with respect to a Title Defect described in clause (e)(ii) for recourse debt that would be binding on Buyer or to which the Assets will be subject after Closing, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(f)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents an excess of (A) the actual Net Revenue Interest in the Target Formation for any Title Benefit Property over (B) the Net Revenue Interest in the Target Formation stated on Exhibit F for such Title Benefit Property (and the Working Interest in such Title Benefit Property is increased in the same proportion as the increase in the Net Revenue Interest), then the Title Benefit Amount shall be the product of (x) the Allocated Value of such Title Benefit Property multiplied by (y) a fraction, the numerator of which is the excess of (A) over (B) above for such Title Benefit Property and the denominator of which is the Net Revenue Interest for the Target Formation for such Title Benefit Property as set forth on Exhibit F for such Title Benefit Property;
(iii)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; and
(iv)    the Title Benefit Amount with respect to a Title Benefit Property shall be determined without duplication of any amounts included in another Title Benefit Amount hereunder and the Title Benefit Amount with respect to any Title Benefit shall be determined without duplication of any amounts notwithstanding that the fact, circumstances or conditions giving rise to such Title Benefit may qualify as a Title Benefit under more than one prong of the definition of Title Benefit.
(g)    Title Recovery Limitations. Notwithstanding anything to the contrary, (i) subject to Buyer’s right to aggregation under Section 6.3(e)(v), no Title Defect shall be deemed to exist unless the

Title Defect Amount for each Title Defect Property affected thereby exceeds the Individual Title Defect Threshold; (ii) in no event shall there be any adjustments to the Purchase Price in respect of the Title Defects unless the aggregate Title Defect Amounts with respect to uncured Title Defects exceed one and one-half percent (1.5%) of the Purchase Price (the “Title Defect Deductible”), and then only for the amount in excess of the Title Defect Deductible; and (iii) Title Benefit Amounts shall be applied against and offset adjustments to the Purchase Price in respect of Title Defects, but shall not operate to increase the Purchase Price. For the avoidance of doubt, if Seller elects to retain as an Excluded Asset any Title Defect Property pursuant to the provisions of this Article VI, then (X) the Purchase Price shall be reduced by the Allocated Value of such retained Title Defect Property and (Y) no Title Defect Amounts in respect of such Title Defect Property will be counted towards the Title Defect Deductible, provided; however, that notwithstanding anything contained herein to the contrary, any claims (i) attributable to an excluded fee mineral interest or royalty interest that is owned by an Affiliate of Seller and that results in a discrepancy between (A) Seller’s Net Revenue Interest for the Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property in Exhibit F, or (ii) for breach of Seller’s special warranty of Defensible Title (which may be asserted as a Title Defect prior to the Defect Notice Date) will not be subject to the limitations set forth in this Section 6.3(g) or counted towards the Title Defect Deductible.
(h)    Title Dispute Resolution.
(i)    Seller and Buyer shall attempt to agree on all asserted Title Defects/Title Benefits and Title Defect Amounts/Title Benefit Amounts and the adequacy of any curative materials provided by Seller to cure an alleged Title Defect prior to the Closing (or, if Seller elects to attempt to cure pursuant to Section 6.3(c), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount, including the adequacy of any notice thereof or any curative actions with respect thereto (collectively “Title Disputes”) by the Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after the Closing), then (a) the Title Defect Properties, together with all associated Assets, shall be conveyed by Seller to Buyer at Closing (the “Title Dispute Assets”), (b) without duplication of any Purchase Price reductions with respect to Title Cure Amounts, the Purchase Price will be reduced at Closing by the Title Defect Amounts of all Title Dispute Assets, subject to Section 6.3(g) (the “Title Dispute Amount”); and (c) and Buyer shall deposit an amount equal to the Title Dispute Amount into the Escrow Account at Closing and such Title Disputes, and only such Title Disputes, shall be exclusively and finally resolved pursuant to the provisions of Section 6.3(h)(ii) below unless otherwise agreed by the Parties.
(ii)    No later than five (5) Business Days following the Closing Date or the end of the Title Defect Cure Period, as applicable, either Party may submit any Title Dispute for expert determination pursuant to this Section 6.3(h)(ii) by written notice to the other Party, together with all supporting documentation of such Title Dispute. If a Party does not submit a notice of expert determination to the other Party in accordance with this Section 6.3(h)(ii), such Party shall be deemed to have waived all such Title Disputes, which shall be deemed conclusively resolved in accordance with the Title Defect Notice, Title Benefit Notice or subsequent correspondence between the Parties. By not later than five (5) Business Days after a Party’s receipt of a written description of any Title Dispute, such Party shall provide to the initiating Party a written response setting forth its position with respect to such Title Disputes, together with all supporting documentation. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years of experience in oil and gas titles in the region where the Assets are located (the “Title Arbitrator”). Within five (5) Business Days following the initiating Party’s receipt of the other Party’s response as described in Section 6.3(h), Seller and Buyer shall each exchange lists of three acceptable, qualified title experts, and shall certify that each potential title expert set forth on its list has not, and such title expert’s firm has not, represented the certifying Party or any of its Affiliates within the previous two (2) years, and such Title Arbitrator has not been employed or been a consultant of such Party or have any financial interest in the Title Dispute. Within five (5) Business Days following the exchange of lists of acceptable title experts, Seller and Buyer shall select by mutual agreement the Title Arbitrator from their original lists of three (3) acceptable title experts. If the Parties are unable to mutually agree upon the Title Arbitrator, the Houston office of the AAA shall appoint the Title Arbitrator. Each Party shall present a written statement of its position on the Title Dispute in question to the Title Arbitrator within three (3) Business Days after the Title Arbitrator is selected and engaged, including: one (1) copy of this Agreement, with specific reference to this Section 6.3(h), the other applicable provisions of this Article VI and any defined terms in Appendix I relevant to this Article VI, the initiating Party’s written description of the Title Dispute, together with the supporting documents that were provided to the other Party, and the other Party’s written response to the initiating Party’s written description of the Title

Dispute, together with the supporting documents that were provided to the initiating Party. The Title Arbitrator shall resolve the Title Disputes based only on the foregoing submissions. Neither Buyer nor Seller shall have the right to submit additional documentation to the Title Arbitrator or to demand discovery on the other Party. The Title Arbitrator, once appointed, shall have no ex parte communications with either Party concerning the determination required hereunder. All communications between either Party and the Title Arbitrator shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner. The Title Arbitrator shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) Business Days of receipt of such position statements. The Title Arbitrator’s determination shall be final and binding upon all Parties, without right of appeal. In making its determination with respect to any Title Dispute, the Title Arbitrator shall be bound by the rules set forth in Article VI, and shall be limited to the selection of the single proposal for the resolution of such Title Dispute proposed by a Party that best reflects the terms and provisions of this Agreement (i.e., the Title Arbitrator must select either Buyer’s proposal or Seller’s proposal for resolution of each Title Dispute). The Title Arbitrator, however, may not award (A) Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or (B) Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in the applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, or curative efforts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Title Arbitrator. The Title Arbitrator’s fees with respect to any matters addressed in this Section 6.3(h) shall be paid by and apportioned between Buyer and Seller based on the aggregate dollar amount in dispute and the relative inverse of a Party’s recovery as determined by the Title Arbitrator (e.g., if Buyer is awarded seventy percent (70%) of the value in dispute, then Buyer shall be responsible for paying thirty percent (30%) of the fees and expenses of the Title Arbitrator, and Seller shall be responsible for paying seventy percent (70%) of the fees and expenses of the Title Arbitrator). The award of the Title Arbitrator with respect to any Title Dispute shall be taken into account in the Final Settlement Statement. Subject to the Parties’ rights pursuant to Section 11.6 and Section 12.6, the Closing shall not be delayed on account of any arbitration hereunder.
(iii)    Upon the award of the Title Arbitrator with respect to any Title Dispute, if the Title Arbitrator has found that: (A) no Title Defect exists or the curative efforts of Seller have been sufficient to cure the applicable Title Defect, then within ten (10) Business Days after the Title Arbitrator delivers written notice to Buyer and Seller of its award, Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Title Dispute Amount or Title Cure Amount, as applicable, with respect to such Title Cure Assets or Title Dispute Assets to Seller; or (B) a Title Defect does exist or the curative efforts of Seller have not been sufficient to cure the applicable Title Defect, then, following the election of remedies with respect to such Title Defect pursuant to Section 6.3(d), Seller and Buyer shall thereafter deliver duly executed counterparts of (1) joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Title Dispute Amount or Title Cure Amount, as applicable, with respect to such Title Cure Assets or Title Dispute Assets to the appropriate Party resulting from the election made in Section 6.3(d), and (2) if applicable, instruments of conveyance in forms substantially similar to the Assignment conveying the applicable Title Defect Property and associated Assets back to Seller if election in Section 6.3(d)(iii) is made.
(iv)    Any dispute over the interpretation or application of this Section 6.3 shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas. The Parties intend that the procedures set forth in this Section 6.3 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act and that the provisions of this Section 6.3 shall be specifically enforceable.
(i)    Make-Whole Interest. Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.3(g), for any
(i)    undisputed or resolved Title Defect which Seller does not cure prior to the end of the Cure Period, or
(ii)    award of the Title Arbitrator in favor of Buyer,

Buyer shall, to the extent an assignment of additional interests from the Seller’s retained interest in the Leases underlying the Title Defect Property would be sufficient to cure such Title Defect (“Seller Make-Whole Interest”), in lieu of a reduction to the Purchase Price, or release of the Title Dispute Amount or Cure Amount from the Escrow Account to Buyer, as applicable, elect to receive an assignment of the Seller Make-Whole Interest from the Seller (the “Make-Whole Remedy”). By way of example, Seller may assign an additional interest in a Lease that contributes to the Net Revenue Interest and Working Interest of a Well affected by a Title Defect sufficient to cure the Title Defect (e.g., entitles Buyer to the Net Revenue Interest and Working Interest in such Well that is equal to that set forth in Exhibit F). Notwithstanding the foregoing, to ensure Buyer is not vested with an interest greater than that which is set forth on Exhibit F for such Title Defect Property as a result of the assignment of the Seller Make-Whole Interest, Buyer shall reconvey to Seller such defective interests in Leases under the Title Defect Property as necessary. For greater certainty, to the extent that the Seller Make-Whole Interest is not solely sufficient to cure such Title Defect, Buyer shall have the option, in its sole discretion, to elect to pursue some combination of (x) the Make-Whole Remedy, and (y) reduce the Purchase Price in accordance with this Section 6.3 or release of the Title Dispute Amount or Cure Amount from the Escrow Account to Buyer, as applicable.
6.4    Preferential Purchase Rights and Consents to Assign.
(a)    With respect to each Preferential Purchase Right set forth on Schedule 8.9 that applies to the Assets, within five (5) Business Days after the Execution Date, Seller shall send to the holder of each such Preferential Purchase Right a notice in a form reasonably satisfactory to Buyer, which is in material compliance with the contractual provisions applicable to such Preferential Purchase Right. With respect to any Preferential Purchase Right that is not set forth on Schedule 8.9 but is discovered by any Party prior to Closing, Seller shall send to the holder of each such Preferential Purchase Right a notice in a form reasonably satisfactory to Buyer, which is in material compliance with the contractual provisions applicable to such Preferential Purchase Right, within five (5) Business Days after Seller discovers or is notified by Buyer of such Preferential Purchase Right. Notwithstanding anything contained herein to the contrary, in no event shall either Party be obligated to incur or expend any funds to obtain (or otherwise incur any obligations in connection with obtaining) any waiver of Preferential Purchase Right. If (i) any such Preferential Purchase Right is timely exercised and regardless if consummated prior to the Closing Date or (ii) the time for exercising such Preferential Purchase Right has not yet expired, then, in each case, the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing, shall constitute Excluded Assets and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof). Following Closing, with respect to any Preferential Purchase Right whereby such holder elected to exercise the Preferential Purchase Right but the holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof (i) Seller shall so notify Buyer and (ii) Seller shall assign, effective as of the Effective Time, such Asset (or portion thereof) that was so excluded to Buyer pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller the Allocated Value associated with such Asset (or portion thereof) that was so excluded (as adjusted pursuant to Section 3.3).
(b)    With respect to each Consent set forth on Schedule 8.5 that applies to the Assets, Seller shall, within five (5) Business Days after the Execution Date, send to the holder of each such Consent a notice in a form reasonably satisfactory to Buyer, which is in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to assign the Assets in connection with the transactions contemplated hereby. With respect to any Consent that is not set forth on Schedule 8.5 but is discovered by any Party prior to Closing (other than any Customary Post-Closing Consents), Seller shall send to the holder of each such Consent a notice seeking such holder’s consent to the transactions contemplated hereby within five (5) Business Days after Seller discovers or is notified by Buyer of such Consent. Notwithstanding anything contained herein to the contrary, in no event shall either Party be obligated to incur or expend any funds to obtain (or otherwise incur any obligations in connection with obtaining) any Consents. If any Punitive Consent (as defined below) is not obtained prior to Closing, then the Assets (or portions thereof) affected by such un-obtained Punitive Consent shall be excluded from the Assets to be assigned to Buyer at Closing, shall constitute Excluded Assets, and the Purchase Price shall be reduced by the sum of the Allocated Value of such Assets (or portions thereof) so excluded. As used herein, the term “Punitive Consent” shall mean any Consent where (i) the failure of which to obtain would (A) expressly cause the assignment of an Asset to Buyer to be void or voidable, (B) trigger an express termination or right of termination of any Lease or (C) trigger any express monetary fee or penalty or provide for liquidated damages, (ii) such Consent can be withheld in the sole discretion of such consent holder or (iii) such Consent does not expressly provide that such Consent cannot be unreasonably withheld (or words of similar import). With respect to any Assets subject to a Punitive Consent that is not obtained prior to Closing, the Parties shall continue after Closing to use Commercially Reasonable Efforts (provided that neither Party shall be obligated to incur or expend any funds) to obtain the applicable Punitive Consent so that such Asset can be transferred to Buyer upon receipt of the applicable Punitive Consent. In the event that any such Punitive Consent (with respect to which any Asset was excluded pursuant to this Section 6.4(b)) is obtained within ninety (90) days after the Closing Date, then, on the tenth (10th) Business Day after such Punitive Consent is obtained, Seller shall assign, effective as of the Effective Time, the Assets (or portions thereof) that were so excluded as a result of such previously un-obtained Punitive Consent to Buyer pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller the Allocated Value associated with such Assets (or portions thereof) that were so excluded (as adjusted pursuant to Section 3.3).
ARTICLE VII
ENVIRONMENTAL MATTERS
7.1    Environmental Defects.
(a)    Environmental Defect Notices. On or before 5:00 p.m. Central Time on the Defect Claim Date, Buyer may deliver claim notices to Seller meeting the requirements of this Section 7.1(a) (each, an “Environmental Defect Notice”) setting forth any matters including any environmental pollution, contamination, or degradation, reflected in the Phase I Environmental Site Assessment for which remedial or corrective action is presently required under, or which causes an Asset to not be in compliance with, or subject to liability under, any Environmental Laws (each an “Environmental Defect”). For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect that Buyer fails to timely assert in an Environmental Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing, and shall include (i) a description of the alleged Environmental Defect(s) (including any applicable Environmental Law violated or implicated thereby), (ii) a description of the Assets that are affected by the alleged Environmental Defect (each, an “Environmental Defect Property”), (iii) Buyer’s assertion of the Allocated Value of the Environmental Defect Property affected by the alleged Environmental Defect, if applicable, (iv) supporting documents reasonably relied on by Buyer to describe the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount for such Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Lowest Cost Response proposed for the Environmental Defect that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including any applicable standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall at its sole discretion have the right, but not the obligation, to cure any claimed Environmental Defect prior to the Closing Date.
(b)    Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 7.1(a) is not waived in writing by Buyer, subject to Section 7.1(d), Seller shall, at its sole option and discretion, on or before the Closing, elect to:
(i)    Notify Buyer that Seller will not cure the Environmental condition, and reduce the Purchase Price by the Remediation Amount attributable to such Environmental Defect; or
(ii)    Remediate the Environmental Defect at Seller’s sole cost and expense prior to the Closing Date;
provided that if the Remediation Amount for such Environmental Defect equals or exceeds an amount equal to the greater of (x) Seven Hundred Fifty Thousand Dollars ($750,000) and (y) the Allocated Value applicable to the Environmental Defect Property, then in each case, at the option of either Party, notice of which is delivered to the other Party at least three (3) Business Days prior to Closing, such Environmental Defect Property and all associated Assets, may be permanently held back from the Closing, and such Environmental Defect Property and all associated Assets shall be considered Excluded Assets, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to Seller’s rights under this Agreement and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect or the adequacy of any Environmental Defect Notice or any curative action.
(c)    Exclusive Remedy. Section 7.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect in respect of the Assets.

(d)    Environmental Recovery Limitations. Notwithstanding anything to the contrary, no Environmental Defect shall be deemed to exist unless the Remediation Amount for such Environmental Defect exceeds One Hundred Thousand Dollars ($100,000) (the “Individual Environmental Defect Threshold”); provided, however, if an Environmental Defect or the same type of Environmental Defect affects multiple Assets (such as the failure to obtain permits or prepare and file plans or reports or multiple instances of violation of the same Environmental Law at multiple Assets), the Remediation Amounts for such Environmental Defects may be aggregated for purposes of meeting the Individual Environmental Defect Threshold.
(e)    Environmental Dispute Resolution.
(i)    Seller and Buyer shall undertake commercially reasonable efforts to agree on all Environmental Defects, Remediation Amounts and the sufficiency of any Remediation conducted by Seller pursuant to Section 7.1 prior to Closing (each such matter to which the Parties do not agree, an “Environmental Dispute”). If Seller and Buyer are unable to agree by Closing on any Environmental Dispute, then (1) the Environmental Disputes shall be exclusively and finally resolved pursuant to this Section 7.1, (2) subject to the rights of the Parties to exclude Environmental Defect Properties pursuant to Section 7.1(b), the Environmental Defect Properties subject to such Environmental Disputes, together with all associated Assets, shall be conveyed by Seller to Buyer at Closing (the “Environmental Dispute Assets”), (3) the Purchase Price will be reduced at Closing by the Remediation Amounts of all Environmental Dispute Assets (the “Environmental Dispute Amount”), and (4) Buyer shall deposit an amount equal to the Environmental Dispute Amount into the Escrow Account at Closing.
(ii)    There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then either Party may petition the AAA to select a neutral party who has never been an officer, director or employee of or performed material work for the Parties or any of their Affiliates within the preceding five-year period as Environmental Arbitrator, with due regard given to the selection criteria above and input from the Parties. In the event the AAA should fail to select the Environmental Arbitrator within ninety (90) days from initiation of arbitration, then either party to the Environmental Dispute may petition any United States District Judge for the Southern District of Texas to select the Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas.
(iii)    Within ten (10) Business Days after the selection of the applicable Environmental Arbitrator, the Parties shall provide to such Environmental Arbitrator only the documents and materials described in this Section 7.1(e)(iii), as applicable: (A) each Environmental Defect Notice and all documentation provided therewith with respect to each disputed Environmental Defect, together with any supporting documentation that Buyer deems appropriate to respond to any materials delivered by Seller to the Environmental Arbitrator; and (B) such evidence as Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Environmental Defect or the Remediation Amount assigned thereto by Buyer in any Environmental Defect Notice, together with Seller’s good faith estimate of the Remediation Amount, if any, with respect to each such disputed Environmental Defect.
(iv)    The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 7.1(e)(iv) and, subject to the foregoing, may consider only those materials described in Section 7.1(e)(iii), and shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in an Environmental Dispute, based on the materials described above. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects, Remediation Amounts, or curative efforts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. The Environmental Arbitrator’s fees with respect to any matters addressed in this Section 7.1 shall be paid by and apportioned between Buyer and Seller based on the aggregate dollar amount in dispute and the relative inverse of a Party’s recovery as determined by the Environmental Arbitrator (e.g., if Buyer is awarded seventy percent (70%) of the value in dispute, then Buyer shall be responsible for paying thirty percent (30%) of the fees and expenses of the Environmental Arbitrator, and Seller shall be responsible for paying seventy percent (70%) of the fees and expenses of the Environmental Arbitrator).
(v)    Upon the award of the Environmental Arbitrator with respect to any Environmental Dispute, if the Environmental Arbitrator has found that: (A) no Environmental Defect exists or the curative efforts of Seller have been sufficient to cure the applicable Environmental Defect, then within ten (10) Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of its award, then Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Environmental Dispute Amount to Seller; or (B) an Environmental Defect does exist or the curative efforts of Seller have not been sufficient to cure the applicable Environmental Defect, then subject to the Parties’ right to exclude such Environmental Defect Property pursuant to Section 7.1(b) with respect to such Environmental Defect, within ten (10) Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of its award, then Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Environmental Dispute Amount to the appropriate Party resulting from the election made in Section 7.1(b).
(vi)    Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 7.1(e).
7.2    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under such Oil and Gas Properties or other interests associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including surface water, ground water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to assert any Environmental Defect on the account of the presence of NORM in, on or under the Oil and Gas Properties or the Assets, except to the extent the presence of NORM presently requires remedial or corrective action under, or which causes an Asset to not be in compliance with, or subject to liability under, any Environmental Laws. BUYER HEREBY EXPRESSLY RELEASES, ACQUITS, AND FOREVER DISCHARGES SELLER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AND SUBSIDIARIES FROM ANY AND ALL ENVIRONMENTAL DEFECTS WITH RESPECT TO NORM, EXCEPT FOR SUCH ENVIRONMENTAL DEFECTS ASSERTED UNDER THIS ARTICLE VII.
7.3    Disclaimer of Environmental Warranties and Representations. Except as set forth in Section 8.17, and without limiting Buyer’s rights under this ARTICLE VII or ARTICLE XIV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the physical or environmental condition of the Assets or the compliance of the Assets with Environmental Laws.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF SELLER
8.1    Generally.
(a)     Inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.
(b)    Subject to Section 8.1(a), the disclaimers, waivers, terms and conditions contained in this Agreement, Seller represents and warrants to Buyer, as of the Execution Date and, effective upon Closing, the Closing Date, as follows:

8.2    Organization; Existence. Each Seller Party is (i) a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite limited liability company power and authority to own and operate the Assets and to carry on its businesses as now being conducted, and (ii) duly qualified to do business as a foreign limited liability company in all jurisdictions in which such qualification is required by Law.
8.3    Authorization. Each Seller Party has all requisite power and authority to enter into and perform this Agreement and the Transaction Documents to which it is, or will be, a party and the transactions contemplated herein and therein. The execution, delivery and performance by each Seller Party of this Agreement and the Transaction Documents to which it is, or will be, a party, as applicable, have been duly and validly authorized and approved by all necessary action on the part of such Seller Party. This Agreement is, and the Transaction Documents to which each Seller Party is, or will be, a party when executed and delivered by such Seller Party, will be the valid and binding obligation of such Seller Party and enforceable against such Seller Party in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
8.4    No Conflicts. Except as disclosed on Schedule 8.4 and assuming the receipt of all Consents and approvals applicable to the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provision of its Organizational Documents, (b) give rise to any right of termination, cancellation, default, material Encumbrance or acceleration under any of the terms, conditions or provisions of any Lease, Material Contract or other material agreement to which such Seller is a party or by which Seller or the Assets may be bound, (c) violate in any material respect any order applicable to Seller or any of the Assets, (d) except for Permitted Encumbrances, result in the creation or imposition of any material Encumbrance under any Lease, Material Contract, note, bond, mortgage or indenture to which Seller is a party or by which Seller or the Assets may be bound, (e) breach or violate in any material respect, or constitute an event that with notice, lapse of time or a combination will result in a material breach, violation or default of, any Material Contract to which Seller is or the Assets are bound or (f) breach or violate any Law, in any material respects.

8.5    Consents. Except (a) as set forth on Schedule 8.5, (b) in compliance with any applicable requirements of the HSR Act, and (c) for any Preferential Purchase Rights applicable to the transactions contemplated by this Agreement, there are no consents to assignment, request or approval, to any other person, including any Governmental Authority, that is required to be made or obtained in connection with the transfer of the Assets by Seller (each, a “Consent”).
8.6    No Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending or, to Seller’s Knowledge, being contemplated or threatened against the Seller.
8.7    Litigation. Except as set forth on Schedule 8.7, with respect to the Assets or Seller’s or any of its Affiliates’ ownership, maintenance or use of any of the Assets, (a) there is no arbitration, action, suit, pending settlement or other proceeding before or by any Governmental Authority (each, a “Proceeding” and collectively “Proceedings”) for which Seller has received written notice and to which Seller or any of its Affiliates is a party with respect to the Assets pending or, to Seller’s Knowledge, threatened in writing against Seller or any of its Affiliates with respect to the Assets, (b) to Seller’s Knowledge, no Proceeding to which Seller or its Affiliates is a party which relates to the Assets is pending or threatened in writing and (c) there are no pending written claims to enjoin or prohibit the execution and delivery of this Agreement to which Seller is a party or the consummation of the transactions contemplated hereby or thereby by Seller.
8.8    Material Contracts.
(a)    Schedule 8.8(a) sets forth as of the Execution Date all Contracts of the types described below to which the Assets are bound and that will be binding on Buyer or burden the Assets after Closing (collectively, the “Material Contracts”):
(i)    any Contract that can reasonably be expected to result in aggregate payments of more than One Hundred Thousand Dollars ($100,000) (net to Seller’s interest in the Assets prior to Closing) during the current or any subsequent fiscal year or more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (net to Seller’s interest in the Assets prior to Closing) over the term of such Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Contract that can reasonably be expected to result in aggregate revenues of more than One Hundred Thousand Dollars ($100,000) (net to Seller’s interest in the Assets prior to Closing) during the current or any subsequent fiscal year or more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (net to Seller’s interest in the Assets prior to Closing) over the term of such Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)    any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that will be binding on Buyer after the Closing and is not terminable without penalty on sixty (60) days or less notice;
(iv)    any Contract that constitutes a partnership agreement (including tax partnerships), joint venture agreement, joint exploration agreement, joint development agreement, joint operating agreement, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, purchase and sale agreement, exchange agreement, acreage contribution agreement or similar Contract, or any Contract containing an obligatory drilling commitment, or containing a requirement to conduct other material development operations, in each case where any material obligation (excluding any ongoing confidentiality or indemnity obligation) has not been completed prior to the Execution Date;
(v)    any Contract between any Seller Party and any Affiliate of Seller Party that will not be terminated prior to Closing;
(vi)    any Contract that binds the Buyer after the Closing to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Assets after the Effective Time, other than (x) conventional rights of reassignment arising in connection with the surrender or release of any of the Assets or (y) conventional rights of reassignment arising in connection with a payout, risk penalty, recoupment period or similar obligation;
(vii)    by its express terms would obligate Buyer to drill additional wells or conduct other material development operations after the Closing;
(viii)    any Contract that (A) provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets, (B) contains “take or pay” provisions, or (C) contains any “minimum volume commitment” or “minimum revenue commitment” or similar obligations;
(ix)    any Contract that (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future or (B) includes non-competition restrictions or other similar restrictions on doing business, including any Contracts containing a non-competition agreement or any agreement to which Seller is a party or the Assets are bound that following the Closing would purport to restrict, limit, or prohibit the Buyer from engaging in any line of business or the manner in which, or the locations at which, the Buyer conducts business, or that would obligate the Buyer after the Closing after the date hereof to sell any interest in any Asset(s), purchase any leasehold interest or other asset, or employ and pay for a drilling rig;
(x)    any Contract that is an indenture, mortgage, loan, credit, sale-leaseback, guaranty of any obligation, bond, letter of credit, security interest, derivative instrument, or similar financial Contract, in each case, that will be binding on, or result in a lien or other encumbrance on, the Assets after Closing;
(xi)    any Contract that is (or the primary purpose of which is) a remediation agreement or indemnification agreement (but excluding any Contract that contains remediation or indemnification provisions in the Ordinary Course of Business that are ancillary to the principal purpose of such Contract); and
(xii)    any Hedge.
(b)    Except as set forth in Schedule 8.8(b), there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and, to Seller’s Knowledge, no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material breach, default or event of default by Seller or any other party thereto. Each Material Contract is valid and binding on Seller, and, to the Knowledge of Seller, each other party thereto, and to the Knowledge of Seller, is in full force and effect in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). As of the Execution Date, Seller has made available to Buyer true and complete copies of all Material Contracts (including all material amendments, supplements and modifications thereto).
8.9    Preferential Rights. Except as set forth on Schedule 8.9, there are no Preferential Purchase Rights, drag-along rights, tag-along rights or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.
8.10    No Violation of Laws. Except as set forth on Schedule 8.10, as of the Execution Date, Seller is in compliance, in all material respects, with applicable Laws with respect to the Assets, or with respect to its ownership of the Assets and has not received any notice of any violation of any Laws with respect to the Seller’s ownership or operation of its Assets. This Section 8.10 shall not apply with respect to representations with regard to Taxes or Environmental Law.
8.11    Payment of Royalties. Except as set forth in Schedule 8.11, and for Suspended Funds, (a) all Burdens due during Seller’s period of ownership with respect to the Assets have been paid in all material respects, and (b) except for Imbalances, Seller is not obligated under any Contract for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission or any other Contract with respect to any of the Assets to gather, deliver, process or transport any gas without then or thereafter receiving full payment therefor.
8.12    Imbalances. Except as set forth in Schedule 8.12, to Seller’s Knowledge, there are no Imbalances associated with the Assets as of the date set forth on such schedule.
8.13    Taxes. Except as disclosed on Schedule 8.13, (a) Seller has timely filed or caused to be timely filed on its behalf all material Asset Tax Returns required to be filed by it with respect to the Assets (taking into account any valid extension of the due date for filing) and all such Asset Tax Returns are correct and complete in all material respects, (b) all material Asset Taxes that are or have become due and payable have been timely paid in full, and Seller is not delinquent in the payment of any such Asset Taxes, (c) there are no liens (other than Permitted Encumbrances) on any of the Assets related to Taxes, (d) none of the Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, (e) no audits or other proceedings are in progress, pending, or, to Seller’s knowledge, threatened with respect to any Asset Tax Return or Asset Taxes of Seller, in each case, with respect to the Assets, (f) there are no material Tax deficiencies outstanding, assessed or proposed in writing against the Seller related to the Assets, (vii) no claim has been made by any Governmental Authority in a jurisdiction in which Seller (with respect to the Assets) does not file an Asset Tax Return that Seller is or may be subject to taxation by that jurisdiction in respect of Asset Taxes that would be covered by or the subject of such Asset Tax Return, (viii) Seller is not a foreign person within the meaning of Section 1445 of the Code (or an entity disregarded as separate from any foreign person), and (ix) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes.
8.14    Brokers’ Fees. Neither Seller nor any Affiliate of Seller has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or its Affiliates shall have any responsibility.
8.15    Operatorship. Exhibit B specifies the Wells in which Seller or PDR is the operator as of the Execution Date. As of the date hereof, there is no pending vote, or any outstanding formal request for a vote (whether written or oral), to have the Seller or PDR removed as operator of any of the Wells for which Seller or PDR is currently designated as the operator. PDR does not own any interest in the Assets.
8.16    Outstanding Capital Commitments. Schedule 8.16 contains a list, true and correct as of the date of this Agreement, of all authorities for expenditures (collectively, “AFEs”) that (a) relate to the Assets and to drilling, reworking or conducting another material operation with respect to a Well, (b) are in excess of One Hundred Thousand Dollars ($100,000), (net to Seller’s interest in the Assets prior to Closing), and (c) for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

8.17    Environmental Matters. Except as set forth on Schedule 8.17, (a) there are no actions, suits or proceedings pending of which Seller has received service or written notice, or to Seller’s Knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Assets alleging material violations of, or material liabilities under, any Environmental Law, or claiming material Remediation obligations, (b) Seller has not received any written notice from any Governmental Authority of any alleged or actual violation or non-compliance with, or liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental Permits, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof that remains unresolved as of the Execution Date, and (c) Seller has made available to Buyer all Phase I Environmental Site Assessments and Phase II Assessments or other environmental site assessment reports, in each case, prepared by a Third Party relating to the Assets that are in the possession or control of Seller and have been prepared within the three (3) years preceding the Execution Date. Notwithstanding anything to the contrary herein, this Section 8.17 contains the sole and exclusive representations and warranties of Seller with respect to any matters arising under any Environmental Laws or related to Hazardous Substances.
8.18    Payout Balances. To Seller’s Knowledge, Schedule 8.18 contains a list, that is complete and accurate in all material respects, of the status as of date(s) set forth in such Schedule, of any “payout” balance for the Wells listed on Exhibit B that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
8.19    Leases. As of the Execution Date, Seller has not received any written notice from any lessor (including copies of any such notices provided to Seller by Third Party operators) under any of the Leases seeking to terminate, cancel or rescind any Lease, and Seller has not received any written notice from any lessor under any of the Leases (including copies of any such notices provided to Seller by Third Party operators) alleging any unresolved material default under any Lease. To Seller’s Knowledge, as of the Execution Date, neither Seller nor any other party to any Lease is in material breach of the terms, provisions or conditions of the Leases which has not been fully and finally resolved.
8.20    Non-Consent Operations. Except as set forth on Schedule 8.20, as of the Execution Date, no operations have been proposed or are being conducted or have been conducted on the Assets with respect to which Seller has elected to be a nonconsenting party under the applicable operating agreement and with respect to which Seller’s rights have not yet reverted to Seller.
8.21    Well Status. Except as set forth on Schedule 8.21, to Seller’s Knowledge there are no Wells located on the Leases or other lands comprising the Assets that: (a) Seller is currently obligated (directly or indirectly as a working interest owner) by Law or contract to plug and abandon or (b) during Seller’s period of ownership of the Assets, have been plugged and abandoned but have not been plugged in all material respects in accordance with applicable Law.
8.22    Bonds and Credit Support. Except as set forth on Schedule 8.22, no bonds, letters of credit or other similar credit support instruments are maintained by Seller or any Affiliate of Seller with any Person with respect to Seller’s ownership of the Assets.
8.23    No Transfer; No Affiliate Ownership.
(a)    With respect to any Asset for which Seller owned any depths during the three (3) year period prior to the Execution Date, other than as set forth on Schedule 8.23(a), subject to Permitted Encumbrances, Seller has not intentionally transferred, sold, mortgaged, or pledged any material portion of the Assets to (i) any Affiliate within the one-year period prior to the Execution Date or (ii) any Third Party within the one-year period prior to the Execution Date.
(b)    Other than as set forth on Schedule 8.23(b), no Affiliate of Seller owns any real property, right or interest in the Oil and Gas Properties.
8.24    Condemnation. As of the Execution Date, there is no pending or, to Sellers’ Knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.
8.25    Personal Property. To Seller’s Knowledge, all personal property included in or comprising the Assets has been maintained in a state of repair so as to be reasonably adequate for normal operations consistent with past practices, normal wear and tear excepted.

8.26    Mortgages and Other Instruments. Except as set forth on Schedule 8.26, Seller has not entered into any deeds of trust, liens, mortgages, fixture filings, security agreements or other financing statements encumbering the Assets.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Execution Date and, effective upon Closing, the Closing Date, as follows:
9.1    Organization; Existence. Buyer is a Delaware corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Buyer is or prior to Closing will be duly licensed or qualified to do business in all jurisdictions where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Agreement.
9.2    Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is, or will be, a party, to carry out the transactions contemplated herein and therein and to acquire and own the Assets. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is, or will be, a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9.3    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property.
9.4    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer.
9.5    Solvency. At and immediately following the Closing and after giving effect to all the transactions contemplated by this Agreement, Buyer will not be insolvent.  Buyer is not entering into this Agreement, or the transactions contemplated herein, with the intent to hinder, delay or defraud either current or future creditors of any Person.
9.6    Litigation. There is no suit, action or litigation by any Person before any Governmental Authority that is pending, or to Buyer’s Knowledge, threatened in writing, against Buyer that would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
9.7    Financing. Buyer has or will have, sufficient cash, available lines of credit, secured financing or other sources of immediately available funds to enable it to (i) pay the Deposit as of the Execution Date, (ii) pay the Preliminary Adjusted Purchase Price, less the Deposit, on the Closing Date, and (iii) consummate the transactions contemplated by this Agreement. Buyer’s obligation to consummate the transaction contemplated by this Agreement is not subject to any condition or contingency with respect to financing.
9.8    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, and ownership of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets, subject to the terms of this Agreement, including ARTICLE VII.

9.9    Brokers’ Fees. Buyer has incurred no Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or its Affiliates shall have any responsibility.
9.10    Certain Activities. In connection with this Agreement, Buyer has conducted and will conduct its business in compliance with applicable anti-corruption and anti-money laundering Laws, and has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith.
9.11    No Other Representations or Warranties. Buyer acknowledges and agrees that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Buyer has relied solely on the basis of its own independent investigation of the Assets and the Assumed Liabilities and the risks related thereto and upon the express written representations and warranties of Seller set forth in ARTICLE VIII of this Agreement (including related portions of the Schedules) and in the Assignment; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller or the Assets, except as expressly set forth in ARTICLE VIII of this Agreement (including the related portions of the Schedules).
9.12    Experienced Investor. Buyer is an experienced oil and gas company. Buyer has entered into this Agreement on the basis of its own independent judgment and analysis. Buyer is in the business of purchasing and owning oil and gas properties. The Assets to be acquired by Buyer pursuant to this Agreement are being acquired by it for its own account for investment purposes and not for distribution within the meaning of any securities Law.
ARTICLE X
CERTAIN AGREEMENTS
10.1    Conduct of Business. Except (x) for the operations covered by the AFEs and other capital commitments set forth on Schedule 8.16 or (y) as expressly contemplated by this Agreement or expressly consented to in advance in writing by Buyer in sole discretion (which, except with respect to Sections 10.1(a)-(d), may be withheld or conditioned in Buyer’s reasonable discretion), Seller agrees that during the Interim Period, Seller will:
(a)    operate the Assets for which it serves as operator as a reasonably prudent operator in the Ordinary Course of Business;
(b)    maintain all insurance now in effect with respect to the Assets;
(c)    pay or cause to be paid when due its proportionate share of all expenses incurred in connection with the ownership or operation of the Assets;
(d)    maintain all material Permits and approvals affecting Seller’s ownership of the Assets which are held in the name of Seller, or Affiliate of Seller to the extent such Affiliate is the operator of the Assets;
(e)    except for approvals of operations required in order to comply with Section 10.1(h), not approve, incur or commit to any operation (or series of related operations thereon), reasonably anticipated to require future capital expenditures by Buyer as owner of the Assets in excess of One Hundred Thousand Dollars ($100,000) (net to Seller’s interest in the Assets prior to Closing) with respect to any part of the Assets or make any capital expenditures in respect of the Assets in excess of One Hundred Thousand Dollars ($100,000);
(f)    not (A) enter into any Contract that if entered into on or prior to the Execution Date would have been required to be listed on Schedule 8.8 or (B) amend, terminate or amend any Material Contract;
(g)    not transfer, sell, mortgage, pledge or encumber any portion of the Assets, other than sales of production and Equipment in the Ordinary Course of Business consistent with past practices;
(h)    not make any non-consent elections with respect to operations affecting the Assets;
(i)    provide Buyer copies of any preferential right election notices (or similar notices) with respect to the Assets promptly after (but in any event within three (3) Business Days of) receipt by Seller, and use commercially reasonable efforts to make elections with respect to such preferential right election as instructed by Buyer; provided (a) any preferential purchase right that is successfully exercised by Seller on behalf of Buyer shall result in an upward adjustment to the Purchase Price by any amounts Seller pays in connection with the exercise of such right; and (b)in the event that Buyer elects not to acquire an interest pursuant to a preferential right election, Seller may elect to acquire such interest for Seller’s account, and shall be responsible for all costs and expenses associated with such interests, and such interests acquired by Seller shall be deemed to be Excluded Assets under this Agreement;
(j)    not settle any litigation matters related to the Asset or that could be binding on Buyer after Closing with a settlement amount exceeding One Hundred Thousand Dollars ($100,000);
(k)    not elect to establish or amend pools or units affecting the Assets;
(l)    not (A) make, change or revoke any material Tax election with respect to the Asset Taxes, (B) settle or compromise any proceeding with respect to any material Asset Tax or material Asset Tax Return, (C) change a material method of Tax accounting with respect to the Assets, (D) extend or waive a limitations period applicable to a material Asset Tax or a material Asset Tax Return, (E) fail to file a material Asset Tax Return or fail to pay a material Asset Tax liability when due (taking into account applicable extensions), (F) make any voluntary Tax disclosure or Tax amnesty or similar submission with regard to Asset Taxes, (G) file any Asset Tax Return in a manner inconsistent with past practice of Seller or file any amended material Asset Tax Return; or (H) surrender any right to claim a material refund, credit or similar Tax benefit with regard to Asset Taxes; or
(m)    not commit to violate any of the covenants listed above in clauses (e) - (l).
Buyer acknowledges that the Seller may own undivided interests in certain of the Assets with respect to which the Seller or its Affiliates are not the operator, and Buyer agrees that the acts or omissions of the other owners (including the operators) who are not the Seller or its Affiliates shall not constitute a breach of the provisions of this Section 10.1, nor shall any action required by a vote of owners constitute such a breach so long as the Seller has voted its interest in a manner that complies with the provisions of this Section 10.1. Seller will provide, or will cause its Affiliates to (A) provide, Buyer copies of any AFEs received by Seller or its Affiliates, with respect to the Assets promptly after (but in any event within three (3) Business Days of) receipt thereof by Seller or its Affiliates, (B) request Buyer’s consent to Seller’s elections to any such AFEs, and (C) use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted with respect to the Assets. Buyer’s approval of any action restricted by this Section 10.1 shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Buyer’s receipt of Seller’s written notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary in writing during that period.
10.2    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until three (3) Business Days prior to Closing to add, supplement or amend the Schedules to its representations and warranties set forth in Article VIII with respect to matters first arising, or (solely for representations and warranties qualified by Knowledge) becoming Known to the Seller, subsequent to the Execution Date. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article XI have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, if Seller has supplemented its Schedules pursuant to this Section 10.2 and, based upon the matters relating to such supplements, to Buyer’s Knowledge (after reasonable inquiry) Buyer’s obligation to close the transaction pursuant to Article XI has not been satisfied but Buyer nevertheless elects to close the transactions contemplated hereunder, Buyer will be deemed to have waived only the matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing.
10.3    Non-Solicitation of Employees. Without the prior written consent of Seller, neither Buyer nor its Affiliates will directly or indirectly solicit for employment or hire any officer or employee of Seller or its Affiliates; provided that the foregoing shall not preclude the hiring of any individual who (i) initiates discussions regarding such employment without any direct or indirect solicitation by Buyer or its Affiliates; (ii) responds to any advertisement to the public or the industry generally; or (iii) has been terminated (and not rehired) by Seller or its Affiliates prior to commencement of employment discussions with Buyer or its Affiliates. The obligations of this Section 10.3 shall expire on the first anniversary of the later of the Closing Date or the date this Agreement is terminated.
10.4    Casualty Loss. If, after the Effective Time but prior to Closing, a portion of the Assets is damaged or destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain, (with such event being a “Casualty Loss”), then Buyer shall nevertheless be required to close the transactions contemplated by this Agreement. Seller shall promptly notify Buyer in writing of the nature and extent of any such Casualty Loss and Seller’s estimate of the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss. Any Assets affected by Casualty Loss shall be included in the Assets conveyed to Buyer at Closing. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss equals or exceeds One Million Dollars ($1,000,000) (net to Seller’s interest in the Assets prior to Closing), then (a) the Purchase Price will be adjusted downward by the agreed amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss, and the Parties will proceed with Closing subject to the other terms and conditions of this Agreement, or (b) solely if Buyer consents (which consent may be withheld in Buyer’s sole discretion), Seller shall indemnify Buyer under an indemnification agreement mutually agreeable to the Parties against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to the Casualty Loss. In each case of (a) and (b), Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss is less than One Million Dollars ($1,000,000) (net to Seller’s interest in the Assets prior to Closing), after Closing, Seller shall pay to Buyer all insurance proceeds actually received by Seller with respect to such Casualty Loss, net to Seller’s interest in the Assets prior to Closing, and the Purchase Price shall not be adjusted for such Casualty Loss. Notwithstanding the foregoing, Seller may elect to cure such Casualty Loss prior to Closing and may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility.
10.5    Further Assurances. Each Party shall execute and deliver such instruments and take such other actions as the other Party may reasonably request in order to carry out the intent of this Agreement.
10.6    Consents. Each Party shall use its Commercially Reasonable Efforts to cause the transactions contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to (i) make all filings with and give all notices to, Governmental Authorities and other Third Parties that may be necessary or reasonably required in connection with the consummation of the transactions contemplated by this Agreement, and (ii) promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all orders and authorizations of any Governmental Authority and other Third Parties required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement, in each case subject to the remaining provisions of this Section 10.6. Each Party shall reasonably cooperate with and promptly furnish information to the other Party reasonably necessary in connection with any requirements imposed upon such other Party by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement. Seller shall not be obligated to pay any consideration therefor to any Third Party from whom consent or approval is requested. Notwithstanding anything contained herein to the contrary, Seller shall use commercially reasonable efforts to obtain the consents required under the Revolving Credit Agreement to consummate the Closing and transactions contemplated herein no later than the Target Closing Date.
10.7    [Reserved].
10.8    Consummation of the Closing. The Parties shall use Commercially Reasonable Efforts to cause the Closing conditions set forth in ARTICLE XI and ARTICLE XII to be satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), prior to the Outside Date. To the extent that any provision in this Agreement required a higher degree of effort, nothing in this Section 10.8 is intended to affect or limit such other obligation(s).
10.9    Financial Information.
(a)    Seller acknowledges that Buyer or its Affiliates may be required to include financial information relating to the Assets of Seller, including, financial statements, reserve information or statements of revenues and direct operating expenses (in each case, together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented, the “Requisite Financial Statement Information”) to comply with Buyer’s financial reporting and securities Laws reporting requirements pursuant to Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of one or more registration statements under the Securities Act, the filing of periodic or current reports or proxy statements under the Exchange Act, conducting one or more offerings of securities registered under the Securities Act or pursuant to an exemption therefrom (including under a “Rule 144A Offering”) or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Buyer. At Buyer’s request, from and after the date of this Agreement and for up to two and one-half (2.5) years after Closing, Seller shall, and shall cause its officers, directors, managers, employees, and agents to, at Buyer’s sole cost and expense (i) provide Buyer (or its applicable Affiliate or assignee) and its auditor or reserve engineers reasonable access during normal business hours to such records (to the extent that such information is available) and personnel of Seller and use reasonable efforts to provide reasonable access during normal business hours to Seller’s accounting firm and reserve engineers, in each case, as Buyer (or its applicable Affiliate or assignee) may reasonably request to enable Buyer (or its applicable Affiliate or assignee) and its auditor, reserve engineers, and its representatives, to obtain or create and audit or review, as applicable, the Requisite Financial Statement Information; (ii) use reasonable efforts to cause its or its applicable Affiliate’s reserve engineers and accountants to issue customary reserve engineers’ and accountants’ reports, comfort letters and consents with respect to the Requisite Financial Statement Information and use reasonable efforts to assist in obtaining such reports, comfort letters or consents (including by issuing any customary representation letters in connection therewith) and (iii) make available to Buyer, its applicable Affiliates or assignee and their agents and representatives any and all books, records, information, documents and other financial data, including, but not limited to, consolidated balance sheets, income statements, and cash flow statements, to the extent, and only to the extent, that such are attributable to or involve the Assets and in Seller’s or its Affiliates’ possession or control and to which Seller’s and its Affiliates’ personnel have reasonable access. Notwithstanding anything to the contrary, the access to be provided to Buyer shall not interfere with Seller’s or any of their Affiliates’ ability to prepare their own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that it reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.
(b)    Seller agrees to provide written consent and to use its reasonable best efforts, at Buyer’s sole cost and expense, to cause its or its applicable Affiliate’s auditors and reserve engineers to provide their written consent, for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of Buyer or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request by Buyer, Seller shall use its reasonable best efforts to, at Buyer’s sole cost and expense, provide Buyer and Buyer’s independent accountants with access to (i) audit work papers of Seller’s (or its applicable Affiliate’s) independent accountants and (ii) management representation letters delivered by or on behalf of Seller (or its applicable Affiliate) to its independent accountants.
10.10    Financing Cooperation.
(a)    Prior to Closing (or until the earlier termination of this Agreement in accordance with the terms hereof), Seller agrees to, and shall use its reasonable best efforts to cause its Affiliates and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives, on a commercially reasonable basis to provide, in each case at Buyer’s sole cost and expense, such assistance as is reasonably requested by Buyer in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Buyer to the extent deemed necessary or advisable by Buyer to fund any portion of the Purchase Price (“Financings”), including, commercially reasonable efforts to:
(i)    provide information with respect to the Assets, and provide reasonable assistance with the preparation by Buyer or its agent or representative of customary materials for offering prospectuses, private placement memoranda, bank information memoranda, offering memoranda, marketing materials, rating agency presentations and similar documents, in each case to the extent required in connection with the Financings; provided however, that Buyer shall be solely responsible for the preparation of any such customary materials required in connection with any Financing;
(ii)    with respect to the Assets, providing reasonable assistance to Buyer in connection with the preparation of (A) any financial statements and pro forma financial and reserves information to be included in any marketing materials to be used in the Financings and (B) any relevant section of any offering documents to the extent necessary in connection with any offering documents in respect of the Financing;
(iii)    at least five (5) Business Days prior to the Closing Date, upon Buyer’s prior written request at least ten (10) Business Days prior to the Closing Date, providing all documentation and other information which any investor, lender or other financial institution providing or arranging the Financings has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT);
(iv)    obtaining and providing customary reserve engineers’ and accountants’ reports, comfort letters and consents, including issuing any customary representation letters in connection therewith, solely with respect to any reserve or accounting information provided by Seller relating to the Assets;
(v)    upon the reasonable request from Buyer to Seller at any time prior to Closing, permitting any prospective arrangers, underwriters, initial purchasers, placement agents or other entities that have committed to provide, arrange, underwrite or place any Financing to conduct customary due diligence with respect to the Assets (and provide all relevant information or documentation that is available to Seller and is reasonably requested in writing in connection with such diligence promptly after such request, including obtaining or assisting Buyer in obtaining required consents of Third Parties in connection therewith (excluding any information or documentation subject to privilege or a confidentiality undertaking with an unrelated Third Party));
(vi)    reasonably assisting Buyer in preparation of the property exhibit documentation necessary to pledge and mortgage the Assets that will be collateral under the Financing at Closing provided, that (a) no security interest shall be effective until Closing and (b) no liability shall be imposed on Seller or any Affiliate thereof or any of its and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives; and
(vii)    providing customary available title documents, information (including title opinions and drilling opinions, if available), reserve reports and lease operating statements in respect of the Assets.
(b)    Notwithstanding anything to the contrary contained in this Section 10.10(b), nothing in this Section 10.10(b) shall require any such cooperation to the extent that it would (A) require Seller or its Affiliates or any of their respective representatives, as applicable, to agree to pay any commitment or other fees or reimburse any expenses prior, or incur any Liability or give any indemnities or otherwise commit to take any similar action, (B) require Seller or its Affiliates or any of their respective representatives to provide any information that is not reasonably available to Seller or such representative, or (C) require Seller or its Affiliates or any of their respective representatives to take any action that will conflict with or violate such Persons’ organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party, or result in any officer or director of any such Person incurring any personal Liability with respect to any matters relating to the Financings. Buyer shall, promptly upon request by Seller, reimburse Seller and its Affiliates and each of their respective representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 10.10 (including attorney’s fees); and shall indemnify and hold harmless Seller and its Affiliates and each of their respective representatives from and against any and all Liabilities suffered or incurred by such Persons arising from the cooperation provided by such Persons pursuant to this Section 10.10 (other than to the extent such Liabilities arise from the Fraud, willful or intentional misconduct or gross negligence of Seller or its Affiliates or any of their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith; provided, however, that Buyer shall not be required to indemnify and hold harmless Seller and its representatives to the extent that such losses are determined in a final, non-appealable judgment of a court of competent jurisdiction to arise from or be related to information provided by Seller or its representatives to Buyer in writing specifically for use in the Financings that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c)    Buyer acknowledges and agrees that obtaining Financing is not a condition to Closing and, if the Financing has not been obtained, Buyer shall continue to be obligated to complete the transactions contemplated by this Agreement.
(d)    Buyer shall keep Seller reasonably informed on a current basis and in reasonable detail of material developments in respect to any Financing.

(e)    Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that Seller’s obligations under this Section 10.10, shall be deemed to be satisfied and Seller shall have no responsibility, obligation or liability if Buyer is unable to secure the Financing unless the failure to obtain the Financing is solely a direct result of Seller’s knowing and intentional breach of any material obligation under this Section 10.10. As used in this Section 10.10, “knowing and intentional breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the undertaking of such act (or failure to act) would, or would be reasonably expected to, cause a material breach of this Section 10.10.
10.11    Lease Schedule. The Parties shall cooperate with and use good faith efforts to mutually agree on the description of the Leases that will be attached to the Closing Memorandum delivered at Closing pursuant to Section 13.3(q).
ARTICLE XI
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the acquisition of the Assets provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or written waiver by Buyer, on or prior to the Closing of each of the following conditions:
11.1    Representations. The representations and warranties of Seller contained in this Agreement that are qualified as to the words “material,” “material adverse effect,” or similar qualifications set forth therein shall be true and accurate in all respects, and the representations and warranties of Seller contained in this Agreement that are not so qualified shall be true and accurate in all material respects, in each case as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties that speak as of a specific date or time (the truth or accuracy of which need only be measured as of such date or time) and changes permitted or contemplated by this Agreement.
11.2    Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
11.3    No Legal Proceedings. No material suit, action or other proceeding instituted by a non-Affiliated Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
11.4    [Reserved].
11.5    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 13.3.
11.6    Price Adjustment Limitations. The sum of (a) the Allocated Value of Assets excluded pursuant to Section 6.4 on account of Consents, plus (b) subject to the Individual Title Defect Threshold, (i) all Title Defect Amounts for Title Defects properly asserted by Buyer pursuant to Section 6.3 other than with respect to Title Defect Properties excluded pursuant to Section 6.3, less (ii) the sum of all Title Benefit Amounts for Title Benefits which Buyer discovers prior to the Defect Claims Date or are properly asserted by Seller pursuant to Section 6.3 other than with respect to Title Defect Properties excluded pursuant to Section 6.3, plus (c) subject to the Individual Environmental Defect Threshold, all Remediation Amounts for Environmental Defects properly asserted by Buyer pursuant to Section 7.1, plus (d) the sum of the aggregate Allocated Value of all (i) Title Defect Properties excluded pursuant to Section 6.3, plus (ii) Environmental Defect Properties excluded pursuant to Section 7.1, plus (e) all Casualty Losses, plus (f) the sum of the Allocated Value of Assets excluded pursuant to Section 6.4 on account of Preferential Purchase Rights, shall be less than twenty percent (20%) of the Purchase Price.
ARTICLE XII
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transfer of the Assets provided for herein is subject, at the option of Seller, to the fulfillment by Buyer or written waiver by Seller, on or prior to the Closing of each of the following conditions:
12.1    Representations. The representations and warranties of Buyer set forth in ARTICLE IX shall be true and correct in all material respects (without regard to materiality qualifiers) as of the date of the Closing as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
12.2    Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
12.3    No Legal Proceedings. No material suit, action or other proceeding instituted by a non-Affiliated Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
12.4    [Reserved].
12.5    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 13.3.
12.6    Price Adjustment Limitations. The sum of (a) the Allocated Value of Assets excluded pursuant to Section 6.4 on account of Consents, plus (b) subject to the Individual Title Defect Threshold, (i) all Title Defect Amounts for Title Defects properly asserted by Buyer pursuant to Section 6.3 other than with respect to Title Defect Properties excluded pursuant to Section 6.3, less (ii) the sum of all Title Benefit Amounts for Title Benefits which Buyer discovers prior to the Defect Claims Date or are properly asserted by Seller pursuant to Section 6.3 other than with respect to Title Defect Properties excluded pursuant to Section 6.3, plus (c) subject to the Individual Environmental Defect Threshold, all Remediation Amounts for Environmental Defects properly asserted by Buyer pursuant to Section 7.1, plus (d) the sum of the aggregate Allocated Value of all (i) Title Defect Properties excluded pursuant to Section 6.3, plus (ii) Environmental Defect Properties excluded pursuant to Section 7.1, plus (e) all Casualty Losses, shall be less than twenty percent (20%) of the Purchase Price.
ARTICLE XIII
CLOSING
13.1    Date of Closing. Subject to the conditions stated in this Agreement and ARTICLE XV, the consummation of the purchase and sale of the Assets to Buyer pursuant to this Agreement (the “Closing”) shall occur on January 5, 2023 (the “Target Closing Date”), or, if later, three (3) Business Days after the Closing conditions set forth in ARTICLE XI and ARTICLE XII have been satisfied or waived (except for conditions that, by their terms, cannot be satisfied until Closing, but subject to the satisfaction or waiver of those Conditions at Closing), as applicable; provided, that, no Party shall be entitled to rely for any purpose on any failure or non-fulfillment of the conditions to the obligations to consummate the Closing set forth in ARTICLE XI and ARTICLE XII to the extent such failure or non-fulfillment is due to the actions or omissions of such Party. In no event shall the closing occur after the Outside Date. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
13.2    Place of Closing. The Closing shall be held remotely, or if the Parties determine that an in-person Closing is required, at the offices of Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, or such other location as Buyer and Seller may agree upon in writing.
13.3    Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer shall execute, acknowledge and deliver (i) the Assignment covering the Assets (other than the Surface Interests) and (ii) a mutually agreeable surface deed covering the Surface Interests, in each case, in sufficient counterparts to facilitate recording, in the applicable counties where the Assets are located;
(b)    Seller and Buyer shall execute, acknowledge (as applicable) and deliver assignments, on appropriate governmental forms, of state, federal and tribal leases comprising portions of the Assets, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;
(c)    Seller and Buyer shall execute and deliver the Preliminary Settlement Statement and a customary funds flow memorandum;

(d)    Buyer shall deliver to the lenders under the Note Purchase Agreement, to the account designated in the funds flow memorandum, by direct bank or wire transfer in same day funds, the Preliminary Adjusted Purchase Price, less the Deposit;
(e)    If applicable, wire transfers in immediately available funds to the Escrow Account for all amounts payable under Article VI and Article VII shall be initiated and confirmed received;
(f)    Each Seller shall deliver an IRS Form W-9 (or, if a Seller is treated as disregarded for U.S. federal income tax purposes, such Seller’s regarded owner);
(g)    An authorized officer of Seller shall execute and deliver a certificate dated as of the Closing Date certifying on behalf of Seller that the conditions set forth in Section 11.1 and Section 11.2 have been satisfied or waived by the appropriate Party;
(h)    An authorized officer of Buyer shall execute and deliver a certificate dated as of the Closing Date certifying on behalf of Buyer that the conditions set forth in Section 12.1 and Section 12.2 have been satisfied or waived by the appropriate Party;
(i)    Seller shall deliver to Buyer, or cause to be delivered to Buyer, executed terminations and executed, acknowledged and recordable releases in forms reasonably acceptable to Buyer of all mortgage liens, security interests and financing statements, in each case, that secure indebtedness for borrowed money by Seller or any of its Affiliates, including the Existing Indebtedness of Seller and joint operating agreement (or similar) liens to the extent securing obligations under the F&D Agreement, and, if applicable, authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release of all such liens to the extent encumbering the Assets;
(j)    Seller shall have obtained all material consents of other Persons (including the “Secured Parties” (as such term is defined under the Existing Indebtedness)), in each case, that are necessary or advisable in connection with the transactions contemplated hereby to occur on or prior to the Closing, and each of the foregoing shall be in full force and effect;
(k)    Seller shall deliver to Buyer, at least three (3) Business Days prior to Closing, (A) a customary payoff letter in the form and substance reasonably satisfactory to Buyer, which shall reflect the amount necessary to pay in full and terminate the indebtedness and other obligations under the Note Purchase Agreement, including any related termination or novation of any Hedges secured by the Note Purchase Agreement (the “Credit Payoff Letters”); and (B) a customary paydown letter in the form and substance reasonably satisfactory to Buyer, which shall reflect the paydown amount under the Revolving Credit Agreement (the “Credit Paydown Letter”), and Seller shall deliver to Buyer at Closing duly executed or acknowledged, as applicable, and recordable releases of all Encumbrances, if any, under any trust, mortgage, fixture filing, security agreements and financing statements made by or with respect to Seller or any of its Affiliates securing any indebtedness, liabilities, financing arrangements or obligations under the Existing Indebtedness, or Hedges affecting the Assets, and a recordable lien release, if applicable. Such Credit Payoff Letters shall (i) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid indebtedness, liabilities or obligations under the Note Purchase Agreement as of the anticipated Closing Date (and the daily accrual of interest thereafter), (ii) contain payment instructions and an acknowledgement of the funds flow memorandum and the sources and uses described therein and (iii) confirm the satisfaction, release and discharge of the indebtedness, liabilities, financing arrangements and obligations under the Note Purchase Agreement by such lenders and the release of all Encumbrances thereunder, if any, upon the Assets, upon the payment of such amount in accordance with the payment instructions. Such Credit Paydown Letters shall (i) confirm the aggregate amount to be paid down to satisfy a portion of the principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid indebtedness, liabilities or obligations under the Revolving Credit Agreement as of the anticipated Closing Date (and the daily accrual of interest thereafter), and (ii) contain payment instructions and an acknowledgement of the funds flow memorandum and the sources and uses described therein;
(l)    Seller shall deliver to the lenders under the Note Purchase Agreement, via wire transfer of immediately available funds, an amount equal to the difference of the Payoff Amount, less the Adjusted Preliminary Purchase Price, less the amount of the Deposit released to the lenders under the Note Purchase Agreement (if applicable), in accordance with the funds flow memorandum to the account set forth in the Credit Payoff Letter from the lenders under the Note Purchase Agreement and such amount shall be sufficient to satisfy the payment of of the Payoff Amount and terminate the Note Purchase Agreement as of Closing, as such amount is set forth in such Credit Payoff Letter,
(m)    Seller shall deliver to the lenders under the Revolving Credit Agreement, via wire transfer of immediately available funds, in accordance with the funds flow memorandum and to the account(s) designated by such lenders in the Credit Paydown Letter the amount of partial payment under the Revolving Credit Agreement as of Closing, as such amount is set forth in the Credit Paydown Letter;
(n)    Seller and Buyer shall execute and deliver (and Seller shall cause to be executed and delivered by PDR) a joint operating agreement, substantially in the form attached to this Agreement as Exhibit H (the “JOA”), designating Seller as the operator of the Assets;
(o)    Seller and Buyer shall execute and deliver (and Seller shall cause to be executed and delivered by PDR) a cooperation agreement with respect to the Rebel and Bulldog SWDs, substantially in the form attached to this Agreement as Exhibit K (the “SWD Cooperation Agreement”);
(p)    Seller and Buyer shall execute and deliver (and Seller shall cause to be executed and delivered by PDR) a surface rights sharing agreement, substantially in the form attached to this Agreement as Exhibit L (the “Surface Agreement”);
(q)    Seller and Buyer shall execute and deliver the Closing Memorandum;
(r)    Seller and Buyer shall execute and deliver to the Escrow Agent, joint written instructions instructing the Escrow Agent to distribute the Deposit, via immediately available funds, to the lenders under the Note Purchase Agreement (if applicable); and
(s)    Seller and Buyer shall execute and deliver any other Transaction Documents that are required by other terms of this Agreement to be executed and/or delivered at the Closing.
13.4    Records. No later than thirty (30) days following the Closing Date, Seller shall deliver the Records to Buyer at Buyer’s sole expense and, upon request of Buyer, Seller shall provide Buyer with access thereto, during Seller’s normal business hours, from and after Closing prior to delivery; provided, however, that Seller will deliver to Buyer promptly following the Closing Date electronic copies of all Records to the extent such electronic copies are in Seller’s possession. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that Seller will not be required to manipulate, reconfigure or in any way change the format of any of the Records prior to making the same available to Buyer hereunder.
ARTICLE XIV
ASSUMPTION; INDEMNIFICATION; SURVIVAL
14.1    Indemnification by Seller. Effective as of the Closing, subject to the limitations set forth in this ARTICLE XIV, Seller shall be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify and hold harmless Buyer, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities to the extent arising from, based upon, related to or associated with:
(a)    any breach by Seller of its representations or warranties Seller contained in Article VIII of this Agreement or in any certificate furnished by or on behalf of Seller in connection with this Agreement;
(b)    any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement;
(c)    Retained Liabilities; or
(d)    the Excluded Assets.
14.2    Indemnification by Buyer. Effective as of the Closing, subject to the limitations set forth in this ARTICLE XIV, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby agree to defend, indemnify and hold harmless Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and Representatives

(collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities to the extent arising from, based upon, related to or associated with:
(a)    any breach by Buyer of its representations or warranties contained in ARTICLE IX of this Agreement or in any certificate furnished by or on behalf of Buyer in connection with this Agreement;
(b)    any breach or nonfulfillment of or failure to perform any covenant or agreement of Buyer contained in this Agreement; or
(c)    the Assumed Liabilities.
14.3    Limitation on Liability.
(a)    Except with respect to the Fundamental Representations, Seller shall not have any Liability for any indemnification under Section 14.1(a) for any individual Liability (i) unless the amount of such Liability exceeds One Hundred and Fifty Thousand dollars ($150,000) (the “Individual Indemnity Threshold”) and (ii) unless the aggregate amount of all Liabilities for which Seller would be liable under Section 14.1(a) of this Agreement exceeds one and one half percent (1.5%) of the Purchase Price and then only to the extent such Liabilities exceed one and one half percent (1.5%) of the Purchase Price. For purposes of determining whether the Individual Indemnity Threshold has been exceeded with respect to any individual Liability, individual Liabilities arising out of the same facts, circumstances or conditions shall be aggregated.
(b)    Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Fundamental Representations, Seller shall not be required to indemnify Buyer pursuant to Section 14.1(a) for aggregate Liabilities in excess of fifteen percent (15%) of the Purchase Price, and in no event shall Seller be required to indemnify Buyer for aggregate Liabilities pursuant to this Agreement in excess of one hundred percent (100%) of the Purchase Price other than with respect to Fraud.
(c)    For purposes of determining whether a Party is entitled to indemnification under this ARTICLE XIV for breaches of representations and warranties, and the amount of damages recoverable by a Seller Indemnified Party or a Buyer Indemnified Party resulting from breaches of representations and warranties by the other Party, each of the representations and warranties herein that contains any qualifications as to “material”, “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such representation and warranty shall be disregarded, except, with respect to this Section 14.3(c), the use of the word “Material” as used in the defined term “Material Contract” shall not be disregarded.
14.4    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 4.1(e), THE INDEMNIFICATION, RELEASE, ASSUMED LIABILITIES, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, EXCEPT TO THE EXTENT ARISING FROM THE ACTUAL WILLFUL AND INTENTIONAL FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
14.5    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement and except for the Parties’ right to specific performance, from and after the Closing Date, Section 4.1(e), Section 6.2, Section 14.1 and Section 14.2 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the Transaction Documents. Except for the remedies contained in Section 4.1(e), Section 6.2, Section 14.1 and Section 14.2 from and after Closing, and subject to ARTICLE VII, Seller and Buyer release, remise and forever discharge the other and its respective Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors and representatives from any and all Liabilities at law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the Transaction Documents, the consummation of the transactions contemplated hereby, the ownership, use or operation of the Assets, prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or its Affiliates.
14.6    Indemnification Procedures. All claims for indemnification under Section 14.1 and Section 14.2 shall be asserted and resolved as follows:
(a)    For purposes of this ARTICLE XIV, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify the other Party or Person(s) with respect to such Liabilities pursuant to Section 4.1(e) and this ARTICLE XIV, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by the other Party pursuant to Section 4.1(e) and this ARTICLE XIV.
(b)    To make claim for indemnification under Section 4.1(e), Section 14.1 and Section 14.2, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 14.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 14.6 shall not relieve the Indemnifying Party of its obligations under Section 4.1(e), Section 14.1 and Section 14.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, but not obligated, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in a diligent manner. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate, at the sole cost and expense of the Indemnifying Party, in contesting any Third Party Claim which the Indemnifying Party elects to contest, but the Indemnified Party shall have no obligation to make any cross-claims or counter claims. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, if the Indemnified Party’s counsel shall have reasonably opined that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall pay the reasonable fees of counsel to the Indemnified Party (who shall not be the same as the opining counsel), it being understood and agreed, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim.
(e)    If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the period set forth above or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)    If the Indemnifying Party does not admit its obligation or admits its obligation to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing. If the Indemnifying Party has not yet admitted its obligation to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the obligation and consent to such settlement, (ii) if obligation is so admitted, reject, in its reasonable judgment, the proposed settlement or (iii) deny such obligation. Any failure to respond to such notice by the Indemnified Party shall be deemed to be an election under clause (i) above.
(g)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its obligation for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party in writing within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed an obligation of the Indemnifying Party hereunder.
14.7    Survival.
(a)    The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations, which shall survive the Closing without time limit, and the representations and warranties in Section 8.13 (Taxes), which shall survive the Closing until the 60th day following the expiration of the applicable statute of limitations (including any extension thereof)) and the covenants and obligations of Seller to be performed on or before Closing shall, in each case, terminate on the date that is one (1) year after the Closing Date. Subject to the foregoing and as set forth in Section 14.7(b), all remaining covenants and obligations of Seller in this Agreement and the Transaction Documents shall survive indefinitely other than any covenants and obligations which, in accordance with their terms and provisions, are to be performed after Closing which shall survive the Closing until performed in accordance with their terms, after which time such covenants and obligations shall expire. All representations, warranties, covenants and obligations of Buyer in this Agreement and the Transaction Documents shall survive the Closing without time limit. Representations, warranties, covenants and obligations shall be of no further force and effect after the date of their expiration and no claims can be made with respect thereto after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 14.1(a), Section 14.1(b), Section 14.2(a) and Section 14.2(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. All other indemnities, including those set forth in Section 4.1(e), Section 14.1(c), Section 14.1(d) and Section 14.2(c) shall survive the Closing without time limit; provided, however, that any indemnity for Seller Taxes shall survive the Closing until the 60th day following the expiration of the applicable statute of limitations (including any extension thereof). Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 14.1 or Section 14.2 prior to the date of termination for such indemnity.
14.8    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive, exemplary, remote or speculative damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party for which the other Party would otherwise be responsible under this Agreement, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover punitive, special, indirect, exemplary, consequential damages, remote or speculative arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
14.9    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
14.10    No Duplication of Remedies. In no event shall either Party be entitled to duplicate compensation with respect to any claims or any breach of representation, warranty or agreement herein asserted under the terms of this Agreement, even though such claim or breach may be addressed by more than one provision of this Agreement. For avoidance of doubt, no Liabilities may be claimed under this ARTICLE XIV by any Indemnifying Party to the extent such Liabilities are included in the calculation of any adjustment to the Purchase Price pursuant to ARTICLE III.
14.11    Duty to Mitigate. The Parties shall have a duty to mitigate any Liabilities to which a right to indemnity applies hereunder, including all reasonable steps to mitigate such potential Liabilities upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to any Liabilities.
14.12    Insurance. The aggregate amount of Liabilities for which any Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds received by or on behalf of such Indemnified Party with respect to such Liabilities. Buyer or Seller, as applicable, agrees to use Commercially Reasonable Efforts to pursue any proceeds available under any insurance policies maintained by Buyer or Seller, as applicable, covering such Liabilities.
14.13    Treatment of Indemnity Payments. Any indemnity payments made by an Indemnifying Party pursuant to this ARTICLE XIV shall be treated as an adjustment to the Purchase Price for federal, state and local income Tax purposes unless otherwise required by Law.
ARTICLE XV
TERMINATION, DEFAULT AND REMEDIES
15.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:
(a)    by the mutual prior written consent of Seller and Buyer;
(b)    by Seller or Buyer, upon delivery of written notice to the other Party, at any time after the Outside Date;
(c)    by either Party if the Closing does not occur on the Closing Date as a result of the closing conditions described in Section 11.5 and Section 12.5 not being satisfied as of such date;
(d)    by Buyer, upon delivery of written notice to Seller at any time prior to Closing in the event Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement such that a closing condition set forth in ARTICLE XI (except with respect to the condition set forth in Section 11.5 solely as it relates to the delivery of the closing deliverable described Section 13.3(j)) would not be satisfied, and the breach has continued without cure for a period of thirty (30) days after Buyer’s delivery to Seller of written notice to Seller of such breach; and
(e)    by Seller, upon delivery of written notice to Buyer at any time prior to Closing in the event that Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement such that a closing condition set forth in ARTICLE XII would not be satisfied, and the breach has continued without cure for a period of thirty (30) days after Seller’s delivery of written notice to Buyer of such breach;

(f)    by Buyer, upon delivery of written notice to Seller, if the closing condition set forth in Section 11.5 solely as it relates to the delivery of the closing deliverable described in Section 13.3(j) is not satisfied by the Outside Date; or
(g)    by Seller, if Buyer has not funded an amount equal to the Deposit into the Escrow Account on or before the first (1st) Business Day after the Execution Date;
provided, however, that except pursuant to Section 15.1(a) and (g) above, neither Party shall be entitled to terminate this Agreement if such Party is in material breach of its representations, warranties, covenants or agreements contained in this Agreement.
15.2    Effect of Termination.
(a)    If this Agreement is terminated prior to Closing, then, except for the provisions of ARTICLE I, Section 4.1(e), Section 8.14, Section 9.9, Section 14.8, this ARTICLE XV, ARTICLE XVI (other than Section 16.2, Section 16.3, Section 16.4, Section 16.5, Section 16.9 and Section 16.11) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no Liability or obligation hereunder.
(b)    If this Agreement is terminated prior to Closing and either: (i) Buyer has failed to perform in any material respect any of its obligations hereunder (including Buyer’s failure to deliver the Purchase Price due to Buyer’s inability to secure financing under terms acceptable to Buyer) or (ii) any of Buyer’s representations or warranties hereunder failed to be true and correct as of the Execution Date and/or as of the Closing such that a Closing condition in ARTICLE XII would not be satisfied (and at such time all conditions precedent to the obligations of Buyer set forth in ARTICLE XI have been satisfied or waived in writing by Buyer (except for those conditions that by their nature are to be satisfied at Closing, all of which Seller stands ready, willing and able to satisfy)), then, in such event, Seller shall be entitled to promptly receive the Deposit from the Escrow Agent as liquidated damages. Buyer stipulates and agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Seller’s receipt of the Deposit from the Escrow Agent shall constitute liquidated damages hereunder, which remedy shall be the sole and exclusive remedy available to Seller prior to Closing for any breach of this Agreement by Buyer, including for any failure of Buyer to effect the Closing or otherwise to perform its obligations under this Agreement. Seller and Buyer acknowledge and agree that (1) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (2) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (3) such liquidated damages do not constitute a penalty.
(c)    If this Agreement is terminated, or Buyer is entitled to terminate this Agreement, prior to Closing and either: (i) Seller has failed to perform in any material respect any of its obligations hereunder or (ii) any of Seller’s representations or warranties hereunder failed to be true and correct as of the Execution Date and/or as of the Closing such that a Closing condition in ARTICLE XI would not be satisfied (and at such time all conditions precedent to the obligations of Seller set forth in ARTICLE XII have been satisfied or waived in writing by Seller (except for those conditions that by their nature are to be satisfied at Closing, all of which Buyer stands ready, willing and able to satisfy)), then, in such event, Buyer shall be entitled, as its sole remedy, to elect to either (A) exercise any rights to specific performance of this Agreement to which Buyer may be entitled at law or in equity or (B) terminate this Agreement and receive the entirety of the Deposit from the Escrow Agent for the sole account and use of Buyer and seek to recover Buyer’s actual direct damages up to an aggregate amount not to exceed the Deposit. Notwithstanding the foregoing, if Buyer terminates this Agreement and elects to seek specific performance but is ultimately unsuccessful, Buyer shall be entitled to elect the remedy described in clause (B) above.
(d)    if Buyer elects to terminate this Agreement pursuant to Section 15.1(f), then, in such event, (i) Buyer shall be entitled to promptly receive the Deposit from the Escrow Agent and (ii) Seller, within three (3) Business Days after such termination, shall pay to Buyer in immediately available funds an amount equal to (x) Ten Million Dollars ($10,000,000) as liquidated damages (the “Termination Fee”) and (y) Buyer’s documented out-of-pocket costs incurred in connection with the transactions contemplated herein. Buyer’s receipt of the Termination Fee from Seller shall constitute liquidated damages hereunder. Seller and Buyer acknowledge and agree that (1) Buyer’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (2) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of Buyer, and (3) such liquidated damages do not constitute a penalty.

(e)    If the transactions contemplated by this Agreement are terminated under any circumstances other than as described in Section 15.2(b), Section 15.2(c) and Section 15.2(d) then within three (3) Business Days after such termination, the Parties shall instruct the Escrow Agent to wire the Deposit to Buyer in immediately available funds.
ARTICLE XVI
MISCELLANEOUS
16.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.
16.2    Allocation of Asset Taxes.
(a)    Seller shall be allocated and bear all Asset Taxes attributable to the Assets with respect to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes attributable to the Assets with respect to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.
(b)    All Asset Taxes shall be allocated among the Parties as of the Effective Time. The apportionment of Asset Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to ARTICLE III, using estimates of such Asset Taxes if actual numbers are not available. For purposes of determining the allocations described in this Section 16.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or (iii) below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning at or after the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the day on which the Effective Time occurs, on the other hand.
(c)    To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to ARTICLE III, (i) Seller and Buyer shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from Seller to Buyer or from Buyer to Seller, as applicable, to the extent necessary to cause Seller and Buyer to bear the amount of such Asset Tax that is allocable to it under this Section 16.2 (it being agreed that if such determination occurs prior to finalization of the Final Price such payments shall be effected through adjustments on the Final Settlement Statement).
(d)    Seller agrees to prepare in a manner consistent with past practice of Seller (except to the extent otherwise required by applicable Law) and file (or cause to be filed) all Asset Tax Returns due prior to the Closing Date and pay all Asset Taxes set forth thereon (subject to Seller’s right to reimbursement by Buyer under Section 16.2) and Buyer agrees to prepare in a manner consistent with past practice of Seller (except to the extent otherwise required by applicable Law) and file all Asset Tax Returns due after the Closing Date (including to the extent relating to periods prior to the Effective Time) and pay all Asset Taxes set forth thereon subject to Buyer’s right to reimbursement by Seller under Section 16.2.
16.3    Transfer Taxes. Buyer shall be liable for and shall indemnify Seller and its Affiliates from and against any and all sales, use, transfer, stamp, documentary stamp, filing, registration, recording or similar Taxes, fees, or other charges are payable by reason of the sale and transfer of the Assets pursuant to this Agreement (“Transfer Taxes”). If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor (which reimbursement may be effected on the Preliminary Settlement Statement). If Seller receives notice that any sales and/or use taxes are due as a result of the transactions contemplated by this Agreement, Seller shall promptly forward such notice to Buyer for payment.
16.4    Cooperation on Tax Matters. After the Closing, upon reasonable notice, Buyer and Seller agree to cooperate, and afford or cause to be afforded to each other and their representatives reasonable access, during normal business hours, to the personnel (without substantial disruption of employment), all Records, books, records and information relating to the Assets that are necessary or useful in connection with: (a) the filing of any Tax Return, any amended Tax Return, Tax election or claim for refund, (b) determining a Liability for Taxes or a right to refund of Taxes, (c) conducting any audit, litigation or other proceeding in respect of Taxes and (d) in connection with the implementation of Sections 16.2 and 16.3; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer or Seller and documents requested by Buyer or Seller shall require a reasonable business purpose and shall be limited to those documents that reasonably relate to such purpose. In the event that documents requested by either Party include information that does not relate to the Assets, then the other Party shall be permitted to redact such information in such documents. The Party requesting such personnel, books, records and information shall bear all of the out-of-pocket costs and expenses of the other Party reasonably incurred in connection with providing such personnel, books, records, and information.
16.5    Tag Along Parties. Exhibit I identifies undivided interests in the Units that are owned by certain Third Parties, and, therefore, not Assets under this Agreement (each such Third Party a “Tag Along Party”). Buyer agrees to offer to purchase each Tag Along Party’s interest in the Units for consideration that is commensurate with the Purchase Price and on the same terms and conditions contemplated by this Agreement. In the event a Tag Along Party elects to sell its interest in the Units to Buyer, such Tag Along Party and Buyer shall enter into a separate Purchase and Sale Agreement that is substantially in the same form as this Agreement, and Buyer shall use Commercially Reasonable Efforts to close such transaction contemporaneously with the Closing contemplated in this Agreement.
16.6    Assignment.
(a)    Other than assignments or novations made in accordance with this Section 16.6, prior to Closing, neither Party may assign its rights under this Agreement without the written consent of the other Party.
(b)    Notwithstanding the foregoing, Buyer shall have the right to assign up to an undivided fifty percent (50%) of its rights and obligations under this Agreement to a Third Party financial partner or an Affiliate thereof (“Partner”) without the consent of Seller, and in connection with such an assignment, to novate Partner to the rights and obligations under this Agreement as a party hereto pursuant to a novation agreement in a form reasonably acceptable to Seller; provided that (A) such assignee must exclusively and irrevocably appoint Buyer as its representative (the “Buyer Representative”) with full authority and power to perform all covenants and obligations and to exercise all rights of Buyer and its permitted assignees in connection with the performance of this Agreement; (B) such assignee shall deliver at the Closing executed counterparts of the Transaction Documents; and (C) all notices and communications to be provided by Seller to Buyer hereunder may be delivered solely to Buyer in accordance with the applicable notice provisions and all rights to consent, approve or waive any rights of Buyer and any permitted assignee under this Section 16.6 may be exercised solely by Buyer, and in all cases Seller shall be entitled to rely thereon. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
(c)    In the event of an assignment or novation made to Partner pursuant to Section 16.6, the Buyer Representative shall be Partner’s true and lawful attorney-in-fact and agent, and Partner authorizes the Buyer Representative to act for Partner and in Partner’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as Partner might or could do, including to:
(i)    take any and all actions and make any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and related agreements and the transactions contemplated hereby and thereby;
(ii)    negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Seller arising out of or in respect of the Transaction Documents, including claims and disputes pursuant to this Agreement;
(iii)    authorize release of amounts from Escrow;
(iv)    give and receive all notices;

(v)    select consultants and other experts (including in connection with the selection of any arbitrator or any accounting firm), in connection with all matters and things set forth or necessary with respect to this Agreement; and
(vi)    to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing.
(d)    Upon any delivery by the Buyer Representative of any waiver, certificate or other document executed by the Buyer Representative pursuant to any Transaction Document, Partner shall be bound by such documents as fully as if Partner had executed and delivered such documents.
(e)    Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Buyer Representative in connection herewith shall be absolutely and irrevocably binding upon Partner as if Partner had taken such action, exercised such rights, power or authority or made such decision or determination, and the Escrow Agent and Seller may rely upon such action, exercise of right, power, or authority or such decision or determination of the Buyer Representative as the action, exercise, right, power, or authority, or decision or determination of Partner, and Partner shall not have the right to object, dissent, protest or otherwise contest the same. Seller is hereby relieved from any liability to any Person for any acts done by the Buyer Representative and any acts done by Seller in accordance with any decision, act, consent or instruction of the Buyer Representative.
(f)    Subject to Section 16.6(a)-(e), upon either Party’s assignment of all or a portion of its interests under this Agreement, such Party shall remain responsible for all of its obligations under this Agreement, including its indemnity obligations. No such assignment or obligation shall increase the burden on the non-assigning Party or impose any duty on any non-assigning Party to communicate with or report to any transferee, and the non-assigning Party may continue to look to the assigning Party for all purposes under this Agreement.
16.7    Preparation of Agreement. Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
16.8    Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by Law or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that the restrictions described in this sentence shall not apply to the extent the subject matter of any such release has previously been made public pursuant to the terms of this Section 16.8. Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict (a) a press release and related disclosures by Seller or Buyer in accordance with this Section 16.8, (b) disclosures by Buyer or Seller which are determined by the disclosing Party to be required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates, (c) Buyer or Seller from recording the Assignment or JOA and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Body that are applicable to the transfer of the Assets from Seller to Buyer, (d) Seller from making disclosures in connection with complying with Preferential Purchase Right and Consents applicable to the transactions contemplated by this Agreement or the other Transaction Documents, or (e) Buyer or Seller from making any disclosure to such Party’s investors and members, and current or prospective financing sources, including Seller’s Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Seller’s Affiliates, provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information.
16.9    Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (a) personal delivery, (b) telecopy, electronic mail or facsimile transmission (with written confirmation of receipt), (c) mail or (d) overnight courier. All notices shall be addressed as set forth below. Either Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.
If to Seller:
Midland-Petro D.C. Partners, LLC
500 W. Wall St.

Midland, TX 79701
Attention: David H. Arrington
Telephone: (432) 687-1007
E-mail: david@aringtonoil.com

With a copy (which shall not constitute notice) to:
Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: Michael O’Leary; Ian Goldberg
Telephone: (713) 220-4360
E-mail: moleary@huntonak.com; igoldberg@huntonak.com
or such other Person or address as Seller shall furnish to Buyer in writing.
If to Buyer:
Northern Oil and Gas, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
Attn: Adam Dirlam
Email: adirlam@northernoil.com
With copies (which shall not constitute notice) to:
Northern Oil and Gas, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
Attn: General Counsel
Email:    eromslo@northernoil.com

Kirkland & Ellis LLP
609 Main Street - Suite 4700
Houston, Texas 77002
Attn:     David M. Castro, Jr., P.C.
    Rahul D. Vashi, P.C.
Email:    david.castro@kirkland.com
    rahul.vashi@kirkland.com
or such other Person or address as Buyer shall furnish to Seller in writing.
16.10    Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as either Party may reasonably request, to consummate the transactions contemplated by this Agreement.
16.11    Filing, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record the Assignments of the Assets in the real property records for all applicable counties and, if applicable, file any executed state, federal and tribal assignment forms with the relevant agencies, (b) be responsible for all notification requirements pursuant to the Leases, Surface Interests and Contracts, including any and all fees or liquidated damages which result from Buyer’s failure to send such notification(s), and (c) actively pursue obtaining all Customary Post-Closing Consents from applicable Governmental Authorities of the assignment of the Assets to Buyer. Buyer shall take any and all customary action required by any Governmental Authority in order to obtain such approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
16.12    Entire Agreement; Non-Reliance; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS

AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED SOLELY ON THE PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THAT NO PARTY HAD ANY DUTY TO MAKE ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. EACH PARTY ALSO ACKNOWLEDGES THAT, IN ENTERING THIS AGREEMENT, IT HAS NOT RELIED ON ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS.
16.13    Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.
16.14    Parties in Interest. Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties under Section 4.1(e) or ARTICLE XIV, nothing in this Agreement shall entitle any Person other than the Parties, or the Parties’ respective related Indemnified Parties hereunder, to any claim, cause of action, remedy or right of any kind; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of its related Indemnified Parties (but shall not be obligated to do so).
16.15    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all of the Parties and expressly identified as an amendment, restatement, supplement or modification.
16.16    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective Representatives, or any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
16.17    Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES, AND ANY CLAIM OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN HOUSTON, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
16.18    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.19    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.
16.20    Specific Performance. The Parties acknowledge and agree that if any of the provisions which are to be performed from and after Closing are not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, such Party will also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. For the avoidance of doubt, this Section 16.20 does not provide any remedies with respect to the termination of this Agreement prior to Closing, such remedies being set forth in Section 15.2.
16.21    Option to Purchase Additional Interests.
(a)    If Buyer desires to purchase additional undivided interests in the properties comprising the Assets under the same terms and conditions as provided in this Agreement, Buyer shall notify Seller in writing (“Additional Interest Election”), specifying the additional undivided interest that Buyer desires to purchase (the “Additional Interest”), which shall be not less than an additional 3.25% of 8/8ths interest (inclusive of any interest in the Units owned by a Tag Along Party) and not more than an additional 23.25% of 8/8ths interest; provided, however, that the Additional Interest shall be limited in magnitude to that which Seller can deliver pursuant to the same terms and conditions as provided in this Agreement. Promptly after Seller’s receipt of the Additional Interest Election, Buyer and Seller shall in good faith endeavor to negotiate and execute an amendment to this Agreement (“Additional Interest Amendment”) to (i) revise the description of the Assets to reflect the Additional Interest to be purchased by Buyer, (ii) reflect the increase in Purchase Price to be paid by Buyer as a result of the addition of the Additional Interest, and (iii) incorporate such other conforming changes as may be necessary to reflect the Additional Interest to be purchased by Buyer.
(b)    If, in addition to acquiring Additional Interests, as provided above, Buyer desires to purchase additional properties from Seller, Buyer shall notify Seller in writing (“Additional Asset Offer”) specifying the properties it desires to purchase (“Additional Assets”) and the purchase price offered therefor. If the terms of the Additional Asset Offer are acceptable to Seller, Buyer and Seller shall in good faith endeavor to negotiate and execute an amendment to this Agreement (“Additional Asset Amendment”) to appropriately reflect the Additional Assets mutually agreed to be purchased. Alternatively, the Parties may mutually endeavor to negotiate a separate purchase and sale agreement to reflect the Additional Assets being purchased, which agreement will be substantially the same as this Agreement.
(c)    If the Parties do not execute an Additional Interest Amendment, and if relevant, an Additional Asset Amendment (or separate purchase and sale agreement), on or before November 4, 2022, then Seller shall have the right to market and sell to Third Parties any of its properties free of any obligation to Buyer under this Section 16.21.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

SELLER:

Midland-Petro D.C. Partners, LLC, a Texas limited liability company

By:	/s/ David H. Arrington
Name:	David H. Arrington
Title:	Manager

Collegiate Midstream LLC, a Texas limited liability company

By:	/s/ David H. Arrington
Name:	David H. Arrington
Title:	Manager

Signature Page to Purchase and Sale Agreement

BUYER:

NORTHERN OIL AND GAS, INC.

/s/ Nicholas O’Grady
Name:	Nicholas O’Grady
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

APPENDIX I
Definitions
“Accounting Arbitrator” has the meaning set forth in Section 3.6.
“Additional Asset Amendment” has the meaning set forth in Section 16.21(b).
“Additional Asset Offer” has the meaning set forth in Section 16.21(b).
“Additional Assets” has the meaning set forth in Section 16.21(b).
“Additional Interest” has the meaning set forth in Section 16.21(a).
“Additional Interest Amendment” has the meaning set forth in Section 16.21(a).
“Additional Interest Election” has the meaning set forth in Section 16.21(a).
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFE” has the meaning set forth in Section 8.16.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by ownership, contract or otherwise.
“Agreement” has the meaning set forth in the first paragraph herein.
“Airpark Well(s)” means all wells located within the following pooled units: (i) the Knight Unit, located in portions of Sections 15, 22 and 27, Block 39 T1S, Midland County, Texas, as more fully described in the Designation of Pooled Unit recorded under Document Number 2020-8277 in the Real Property Records of Midland County, Texas; and (ii) the Chaparral Unit, located in portions of Sections 14, 15, 22, 23 and 27 Block 39 T1S, Midland County, Texas, as more fully described in the Designation of Pooled Unit recorded under Document Number 2020-8276 in the Real Property Records of Midland County, Texas.
“Allocable Amount” has the meaning set forth in Section 3.8.
“Allocated Value” has the meaning set forth in Section 3.7.
“Allocation Schedule” has the meaning set forth in Section 3.8.
“Asset Tax Return” shall mean any Tax Return with respect to Asset Taxes.
“Asset Taxes” means all ad valorem, property, excise, net proceeds, severance, production, sales, use and other Taxes based upon the operation or ownership of the Assets or the production of, or receipt of proceeds from the sale of, Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (i) Income Taxes and (ii) Transfer Taxes.
“Assets” has the meaning set forth in Section 2.1.
“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit G, with such modifications as may be necessary for such instrument to be in a form suitable for recording in each county in which any of the Oil and Gas Properties are located. The Assignment shall be made subject to the Closing Memorandum.
“Assumed Liabilities” means, except for the Retained Liabilities, any and all Liabilities, obligations, responsibilities, duties, costs and expenses of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, whether based in common law or statute or arising under written contract or otherwise (including under Environmental Laws), known (excluding those matters listed on Schedule 8.7 hereto) or unknown,
Appendix I

liquidated or unliquidated, real or potential, tangible or intangible, whether or not accrued, now existing or arising at any time prior to, on or after the Effective Time, whether caused by, arising out of, incurred in connection with or relating in any way the ownership, control, occupation, possession, assignment, transfer, conveyance, use, construction, operation, maintenance, repair, expansion, replacement, remediation or management of the Assets (INCLUDING THOSE ARISING FROM SELLER’S SOLE, JOINT, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE OR OTHER LEGAL FAULT (INCLUDING STRICT LIABILITY), further including:
(1)    any Third Party Claim, including all Liabilities to pay for actual or claimed property damage, personal injury or death after the Closing Date;
(2)    any Liability imposed on the lessee, owner under the Leases, Contracts and Surface Agreements, or as required by any Law;
(3)    any Environmental Liabilities, including all Liabilities involving remediation for the premises covered by or related to the Assets in accordance with applicable agreements and under applicable Environmental Laws;
(4)    any Liabilities related to or associated with disposal of or transportation of any Hazardous Substances after the Closing Date;
(5)    any Liabilities related to plugging and abandonment obligations;
(6)    any Liabilities related to Imbalances; and
(7)    any Liabilities applicable to any easements, rights-of-way, permits, licenses or other agreements or as required under applicable Laws;
provided, however, that notwithstanding the foregoing, Buyer has no obligation to assume (and does not assume), and the Assumed Liabilities shall not include, any Liabilities to the extent they are Retained Liabilities for which Seller is obligated to indemnify Buyer under Section 14.1, as limited or excluded by Section 14.3.
“ASTM” has the meaning set forth in the definition of “Phase I Environmental Site Assessment.”
“Burden” means any and all royalties (including lessor’s royalties), overriding royalties, and other burdens upon, measured by, or payable out of production.
“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.
“Buyer” has the meaning set forth in the first paragraph herein.
“Buyer Indemnified Parties” has the meaning set forth in Section 14.1.
“Buyer Representative” has the meaning set forth in Section 16.6(b).
“Casualty Loss” has the meaning set forth in Section 10.4.
“Claim Notice” has the meaning set forth in Section 14.6(b).
“Closing” has the meaning set forth in Section 13.1.
“Closing Date” has the meaning set forth in Section 13.1.
“Closing Memorandum” means that agreement substantially in the form of Exhibit M that sets forth the Working Interest and associated Net Revenue Interest for the Oil and Gas Properties, accounting for all adjustments to and exclusions from the Oil and Gas Properties pursuant to this Agreement, executed by Buyer and Seller at Closing and amended thereafter as necessary; provided, however, that such agreement shall remain unrecorded and shall not be filed in any public records.
Appendix I

“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means efforts that (i) are reasonably within the contemplation of the Parties, (ii) are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and (iii) do not require the performing Party to expend any funds or assume Liabilities other than expenditures and Liabilities that are commercially reasonable in nature and amount in the context of the transactions contemplated by this Agreement; provided that Seller shall have no obligation to perform any action that is prohibited or not otherwise in accordance with the Revolving Credit Agreement or the F&D Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 14, 2022, by and between Seller and Buyer.
“Consent” has the meaning set forth in Section 8.5.
“Contract” means any contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and joint development agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; facility access, use and/or sharing agreements; production handling agreements and other similar contracts or agreements. For the avoidance of doubt, the term “Contract” as used in this Agreement expressly excludes Leases.
“Credit Paydown Letters” has the meaning set forth in Section 13.3(k).
“Credit Payoff Letters” has the meaning set forth in Section 13.3(k).
“Cure Period” means the period ending sixty (60) days after the Closing Date.
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“Defect Claim Date” means the date that is sixty (60) days after the Execution Date.
“Defensible Title” means such title of Seller to the Oil and Gas Properties that, subject to matters constituting Permitted Encumbrances, is deducible of record or is such title obtained by forced pooling or non-consent elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreement or any similar agreement or Order:
(a)    with respect to the Target Formation(s) of each Well or Unit, entitles Seller, in the aggregate, to not less than the Net Revenue Interest for the applicable Well or Unit shown on Exhibit F (subject to any reservations, limitation or depth restrictions described on Exhibit F), except for (i) decreases in connection with those operations disclosed in Schedule 8.16 or in which Seller may after the Execution Date, be a non-consenting party, (ii) decreases resulting from the election to ratify or the establishment or amendment of pools or units on or after the Execution Date, and (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries (solely to the extent that the foregoing actions do not cause a breach of Seller’s covenants under Section 10.1);
(b)    with respect to the Target Formation(s) of each Well or Unit, obligates Seller, in the aggregate, to bear not more than the Working Interest shown on Exhibit F (subject to any reservations, limitations or depth restrictions described on Exhibit F), for the applicable Well or Unit, except for (i) increases resulting from contribution requirements with respect to defaulting parties under the Contracts arising after the Execution Date, and (ii) those increases for which there is a corresponding proportionate increase to the aggregate Net Revenue Interest of Seller for such Well or Unit; and
(c)    is free and clear of all Encumbrances.
“Deposit” has the meaning set forth in Section 3.2.
Appendix I

“Development Well” has the meaning provided in Article XVI.A of the JOA.
“Dispute Notice” has the meaning set forth in Section 3.5.
“Due Diligence Materials” means (i) due diligence materials distributed in written or electronic form by or on behalf of Seller, or made available pursuant to this Agreement, to Buyer or its Representatives or contained in the Data Room, (ii) all written answers to questions provided to Buyer or its Representatives, and (iii) all information or materials discussed with or disclosed to Buyer or its Representatives in management presentations, question and answer sessions or other meetings or discussions between the Parties and their respective Representatives (including Buyer’s observations in any site visits).
“Effective Time” means 12:01 a.m., Central Time, on August 1, 2022.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge or other similar encumbrance upon any of the Oil and Gas Properties.
“Environmental Arbitrator” has the meaning set forth in Section 7.1(d)(ii).
“Environmental Defect” has the meaning set forth in Section 7.1(a).
“Environmental Defect Notice” has the meaning set forth in Section 7.1(a).
“Environmental Defect Property” has the meaning set forth in Section 7.1(a).
“Environmental Dispute” has the meaning set forth in Section 7.1(d)(i).
“Environmental Dispute Amount” has the meaning set forth in Section 7.1(d)(i).
“Environmental Dispute Assets” has the meaning set forth in Section 7.1(d)(i).
“Environmental Laws” means all applicable federal, state and local Laws enacted or in effect as of or prior to the Closing Date relating to the pollution, human health or safety (as it relates to exposure to Hazardous Substances) or protection of the environment, including those Laws relating to the storage, handling and use of Hazardous Substances and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority unless such practices or standards are incorporated in or required by applicable Laws.
“Environmental Liabilities” means all Liabilities which result from, relate to or arise out of any Liabilities or investigatory, corrective, or remedial obligations under Environmental Laws.
“Equipment” has the meaning set forth in Section 2.1(e).
“Escrow Account” means the account maintained by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.
“Escrow Agent” means JPMorgan Chase Bank, N.A., in its capacity as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement dated as of the date hereof by and among Buyer, Seller and Escrow Agent, in respect of the receipt, holding, and distribution, as the case may be, of the Deposit and, if applicable, the amount required to be delivered pursuant to ARTICLE VI or ARTICLE VII for disputed or curable Title Defects, Title Defect Amounts, Environmental Defects and/or Environmental Defect Amounts, as applicable.
“Exchange Accommodation Titleholder” has the meaning set forth in Section 3.9.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Execution Date” has the meaning set forth in the first paragraph herein.
Appendix I

“Existing Indebtedness” means the Revolving Credit Agreement and the Note Purchase Agreement.
“F&D Agreement” means that certain Farmout and Development Agreement, dated July 30, 2021, by and among Midland-Petro D.C. Partners, LLC, PDR, MPDC Parent Holdings, LLC and Andros Permian LLC, as amended.
“Final Price” has the meaning set forth in Section 3.5.
“Final Settlement Statement” has the meaning set forth in Section 3.5.
“Financings” has the meaning set forth in Section 10.10(a).
“Fraud” means actual and intentional fraud by any Seller with respect to the making of the representations and warranties pursuant to Article VIII; provided that such actual and intentional fraud of such Seller shall only be deemed to exist if any of the individuals listed as such Seller’s Knowledge parties had knowledge of the breach or inaccuracy of any such representation(s) and/or warranty(ies) when made by Seller pursuant to Article VIII, with the intent of inducing the Buyer to enter into this Agreement and upon which Buyer has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).
“Fundamental Representations” means the representations and warranties of Seller set forth in Section 8.2, Section 8.3, Section 8.4, Section 8.6, and Section 8.14.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Happy Dave’s Tract” means that certain 33.04 acre tract of land in Midland County, Texas, described on Schedule 2.2(c) attached hereto, save and except for that certain 12.18 acre portion thereof which is described on Exhibit C (for the avoidance of doubt, such 12.18 acre portion is included in the Surface Interests).
“Hazardous Substances” means any pollutants, contaminants, NORM and any other substances, materials or wastes that may form the basis of liability under any Environmental Laws, including radioactive materials, chemicals, polychlorinated biphenyls, asbestos and asbestos-containing materials, Hydrocarbons, per- and polyfluoroalkyl substances, mercury, mold, urea formaldehyde foam insulation, radon gas, petroleum, petroleum products, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, and other petroleum hydrocarbons whether refined or unrefined or industrial, toxic or hazardous substances and any “contaminant,” “hazardous waste,” “hazardous material”, “hazardous substance”, “extremely hazardous substance” or “toxic substance” or words of similar import under any provision of Environmental Law.
“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of, fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, which relate to the Assets.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.
“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, produced from and attributable to the Oil and Gas Properties.
“Imbalance” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Oil and Gas Properties, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline (taking into account any line fill), gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Units, imbalances under gathering or transportation agreements, and imbalances under operating agreements.
Appendix I

“Income Taxes” means any income, franchise or other similar Taxes based upon, measured by or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, business and occupation, business license or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).
“Indemnified Party” has the meaning set forth in Section 14.6(a).
“Indemnifying Party” has the meaning set forth in Section 14.6(a).
“Individual Environmental Defect Threshold” has the meaning set forth in Section 7.1(d).
“Individual Indemnity Threshold” has the meaning set forth in Section 14.3(a).
“Individual Title Defect Threshold” means, with respect to a Well, One Hundred and Fifty Thousand Dollars ($150,000).
“Interim Period” means that period of time commencing with the Execution Date and ending at the Closing.
“JOA” has the meaning set forth in Section 13.3(n).
“Knowledge” means (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons: David H. Arrington, Wayne Bailey and Keith Bucy and (b) with respect to Buyer, the actual knowledge (without investigation) of the following Persons: Nicholas O’Grady, Adam Dirlam and Chad Allen.
“Law” means any applicable statute, law, common law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” means any oil and gas lease, oil, gas and mineral lease or sublease, and other leasehold interest, and the leasehold estates created thereby, including any amendments, extensions, acreage designations, ratifications, carried interests, rights of recoupment, options, reversionary interests, convertible interests and rights to reassignment.
“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, obligations, losses, damages, penalties, fines or costs and expenses, including any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs and damages for personal injury or death or property damage (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
“Lowest Cost Response” means, with respect to an Environmental Defect, the response required or allowed under Environmental Laws that fully addresses and completes Remediation for such Environmental Defect at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.
“Make-Whole Remedy” has the meaning set forth in Section 6.3(i).
“Material Contracts” has the meaning set forth in Section 8.8.
“Net Revenue Interest” means, with respect to any Oil and Gas Property, the aggregate percentage interest in and to all production of Hydrocarbons, saved, produced and marketed from or allocated to such Oil and Gas Property, after giving effect to all Burdens.
“NORM” means naturally occurring radioactive material.
“Note Purchase Agreement” means that certain Note Purchase Agreement dated as of March 28, 2018 by and among MPDC Parent Holdings, LLC, a Delaware limited liability company, HPS Investment Partners, LLC, a Delaware limited liability company, as administrative agent, and the other holders party thereto from time to time, as the same may be amended, restated or otherwise supplemented from time to time.
“Oil and Gas Properties” has the meaning set forth in Section 2.1(b).
Appendix I

“Ordinary Course of Business” means, with respect to the operation by the Seller of its business, the operation thereof consistent in all material respects with past customs and practices during the twelve-month period ending on the Execution Date (including as such customs and practices may have been changed, modified, supplemented or eliminated during such period); provided that, for purposes of this Agreement, “Ordinary Course of Business” includes all reasonably necessary actions taken in connection with, in contemplation of or in preparation for the sale of the Assets, the Closing and any other transaction contemplated by this Agreement.
“Organizational Document” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement, shareholder agreement and/or similar organizational document or agreement, as applicable, of such Person.
“Outside Date” means February 6, 2023.
“Parra Tract” has the meaning set forth in Section 2.2(d).
“Partner” has the meaning set forth in Section 16.6(b).
“Party” and “Parties” has the meaning set forth in the first paragraph herein.
“Payoff Amount” means the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Existing Indebtedness under the Note Purchase Agreement as of the anticipated Closing Date (and the daily accrual of interest thereafter) that is necessary to terminate the Note Purchase Agreement.
“PDR” has the meaning set forth in the recitals.
“Permits” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of any Governmental Authority (including with respect to Environmental Laws).
“Permitted Encumbrances” means any or all of the following:
(a)    the terms and conditions of all Leases, Units, Surface Rights, Contracts and all Burdens;
(b)    preferential purchase rights (including the Preferential Purchase Rights);
(c)    Third Party consents and similar agreements;
(d)    Suspended Funds and Imbalances;
(e)    liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and by appropriate proceedings by or on behalf of Seller and are listed on Schedule PE;
(f)    all rights to consent by, required noticed to, filings with, or other actions by a Governmental Authority, in connection with transactions contemplated by this Agreement if the same are customarily obtained after transactions of this nature;
(g)    unless already triggered, conventional rights of reassignment arising upon surrender or abandonment of any of the Assets;
(h)    all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used or otherwise (A) reduce Seller’s Net Revenue
Appendix I

Interest with respect to any Well or Unit below that shown on Exhibit F, or (B) increase Seller’s Working Interest with respect to any Well or Unit above that shown on Exhibit F for such Well or Unit, as applicable, without a proportionate increase in the Net Revenue Interest of Seller;
(i)    rights of a common owner of any interest in rights-of-way, permits or easements held by the Seller (or its Representatives) and such common owner as tenants in common or through common ownership which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;
(j)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of pad or other operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of lands, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used or otherwise (i) reduce Sellers’ Net Revenue Interest with respect to any Well or Unit below that shown on Exhibit F (ii) increase Sellers’ Working Interest with respect to any Well or Unit above that shown on Exhibit F for such Well or Unit, as applicable, without a proportionate increase in the Net Revenue Interest of Sellers;
(k)    zoning and planning ordinances and municipal regulations;
(l)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of the Seller;
(m)    liens created under Leases and or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of the Seller;
(n)    any Encumbrance affecting the Assets that is discharged by or on behalf of the Seller at or prior to Closing including liens on the Assets arising under financing arrangements of the Seller or any of its Affiliates that will be released at or prior to Closing;
(o)    defects consisting of scriveners’ errors;
(p)    defects arising from failure to maintain any Lease or portion thereof in accordance with its terms to the extent such failure does not decrease Seller’s Net Revenue Interest in the affected Well or Unit below the Net Revenue Interest set out on Exhibit F;
(q)    the terms and conditions of the Material Contracts; and
(r)    defects resulting from any change in applicable Laws after the Execution Date.
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials (“ASTM”) E1527-13 or ASTM E2247-16, or any similar environmental assessment or other visual site assessment, including an environmental regulatory compliance review, that does not involve any invasive, sampling or testing activities.
“Phase II Assessment” or “Phase II” has the meaning set forth in Section 4.1(c).
“Pipeline Systems” has the meaning set forth in Section 2.1(g).
“Preferential Purchase Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.
“Preliminary Adjusted Purchase Price” has the meaning set forth in Section 3.4.
Appendix I

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4.
“Proceeding” has the meaning set forth in Section 8.7.
“Property Costs” means all operating expenses (including costs of insurance, rentals and shut-in payments) and capital expenditures (including bonuses, broker fees, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ordinary course of the ownership and operation of the Assets; but excluding (in all cases) Liabilities attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Law, (b) plugging and abandonment obligations, closing pits and restoring the surface around the Wells or such facilities and pits, (c) Liabilities caused by Environmental Liabilities, (d) obligations with respect to Imbalances, (e) obligations to pay Burdens or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, (f) obligations with respect to Taxes, (g) Seller’s and its Affiliates’ internal overhead and general and administrative costs and expenses, (h) any curative actions with respect to any actual or claimed Title Defect or Environmental Defect or Sellers’ breach of this Agreement, (i) any lease acquisitions, lease renewals and lease extensions and (j) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (i), whether such claims are made pursuant to contract or otherwise. Notwithstanding anything in this Agreement to the contrary, the term “Property Costs” shall not include any Asset Taxes.
“Punitive Consent” has the meaning set forth in Section 6.4(b).
“Purchase Price” has the meaning set forth in Section 3.1.
“Qualified Intermediary” has the meaning set forth in Section 3.9.
“Rebel and Bulldog SWDs” means, collectively, the following saltwater disposal wells: (i) the Rebel SWD No. 1 Well, API # 42-329-45373, located in Sec. 12, B39 T2S, J.E. Gardner Svy. A-662, 1059’ FNL, 642’ FWL of Survey (ii) the Bulldog SWD No. 1 Well, API # 42-329-42497, located in Sec. 12, B39 T2S, J.E. Gardner Svy. A-662, Midland County, Texas, 2418’ FNL, 2498’ FEL of Survey; and (iii) the Bulldog SWD No. 2 Well, API # 42-329-45374, located in Sec. 12, B39 T2S, J.E. Gardner Svy. A-662, Midland County, Texas, 2115’ FNL, 2368’ FEL of Survey.
“Records” has the meaning set forth in Section 2.1(i).
“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing on, into or through the environment.
“Remediation” means, with respect to an Environmental Defect, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including investigation or monitoring, to the extent required to remediate, cure, correct or remove such Environmental Defect.
“Remediation Amount” means, with respect to an Environmental Defect, the cost (net to Seller’s interest in the Assets prior to Closing) of the Lowest Cost Response in respect of such Environmental Defect.
“Representatives” means, with respect to Buyer or Seller, such Person’s and their Affiliates’ officers, directors, managers, employees, agents, consultants, contractors, legal and financial advisors and other representatives.
“Requisite Financial Statement Information” has the meaning set forth in Section 10.9.
“Retained Liabilities” means Liabilities arising, incurred, or accrued (a) prior to the Effective Time related to the Assets and constituting: (i) Burden, royalty and working interest revenue payment obligations (including any mispayment thereof), including the Suspended Funds, (ii) obligations arising from joint interest audits to the extent covering time periods prior to the Effective Time, (iii) liabilities for offsite disposal of any Hazardous Substances, including any hazardous, dangerous or toxic chemical, material, waste or substance, in, on or below any properties not included in the Assets, and (b) prior to the Closing Date and constituting: (i) except for Buyer’s indemnification obligations in Section 4.1(e), Liabilities for personal injuries or death occurring on the Assets or in the ownership or operation thereof, (ii) claims related to the gross negligence or willful misconduct of Seller or (iii) any penalties or fines imposed by any Governmental Authority and related to Seller’s ownership or operation of the Assets to the extent related to pre-Closing violations of Law by Seller or Seller’s Affiliates; and (iv) lack of compliance with the Mineral Interest Pooling Act, Tex. Nat. Res. Code § 102.001, et seq.; or (c) relating to (i) Seller Taxes; (ii)
Appendix I

Liabilities under or attributable to the F&D Agreement; and (iii) any matters which are scheduled (or should have been scheduled) on Schedule 8.7.
“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 31, 2018, by and among Midland-Petro D.C. Partners, LLC, a Texas limited liability company, as borrower, the lenders party thereto, and the Comerica Bank, as administrative agent, as the same may be amended, restated or otherwise supplemented from time to time.
“Saints Well(s)” means the wells drilled or proposed to be drilled from a surface location approximately 2,275 ft. FNL and 2,450’ FEL sec. 12, Block 39, T2S, Midland County, Texas.
“Seller” has the meaning set forth in the first paragraph herein.
“Seller Indemnified Parties” has the meaning set forth in Section 14.2.
“Seller Make-Whole Interest” has the meaning set forth in Section 6.3(i).
“Seller Party” has the meaning set forth in the first paragraph herein.
“Seller Taxes” means (a) Income Taxes, franchise Taxes and similar Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member; (b) Asset Taxes allocable to Seller pursuant to Section 16.2 (taking into account, and without duplication of, any Asset Taxes included in the calculation of the Purchase Price in accordance with Section 3.3 and any payments made by one Party to the other in respect of Asset Taxes pursuant to Section 16.2); and (c) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets.
“Straddle Period” means any tax period beginning before and ending on or after the Effective Time.
“Surface Agreement” has the meaning set forth in Section 13.3(p).
“Surface Interests” has the meaning set forth in Section 2.1(d).
“Suspended Funds” means an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller or its Affiliates in suspense as of the Closing Date.
“SWD Cooperation Agreement” has the meaning set forth in Section 13.3(o).
“SWT Survival Period” shall mean the period of time commencing as of the Closing and ending at 5:00 p.m. Central Time on the thirty-sixth (36th) month anniversary of the Closing Date.
“Tag Along Parties” has the meaning set forth in Section 16.5.
“Target Closing Date” has the meaning set forth in Section 13.1.
“Target Formation” means, with respect to (a) a Well, the formation set forth for such Well on Exhibit F, or if no formation is set forth on Exhibit F for such Well, the currently producing formation for such Well as of the Execution Date (or if such Well (x) is not currently producing, the last depth or formation from which it produced or (y) has not been spudded, or has otherwise never achieved production, the formation described on the applicable AFE related to such Well); and (B) a Unit, the correlative stratigraphic equivalent of the geologic interval seen between the measured depths of 7,708 (top of Spraberry) and 10,559 feet (base of the Wolfcamp) on the Gamma Ray/Resistivity log of the Davis 1 Well (API 42329320530000).
“Tax” or “Taxes” means (i) all taxes, assessments, fees, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local or foreign income tax, franchise tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, excess profits tax, ad valorem tax, property tax, sales tax, use tax, transfer tax, excise tax, premium tax, stamp tax, motor vehicle tax, fuel tax, insurance tax, environmental tax, capital stock tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, escheat or unclaimed property tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any Liability in respect of any item described in clauses (i) or (ii) above, that arises
Appendix I

by reason of a contract, assumption, transferee or successor Liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
“Tax Return” means any return, declaration, report, information, return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Termination Fee” has the meaning set forth in Section 15.2(d).
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 14.6(b).
“Title Arbitrator” has the meaning set forth in Section 6.3(h)(ii).
“Title Benefit” means any right, circumstance or condition that operates to (a) increase the aggregate Net Revenue Interest of Seller in any Well above that set forth on Exhibit F (limited to the Target Formation and subject to any reservations, limitations or depth restrictions described on Exhibit F), for such Well (to the extent that such right, circumstance or condition does not cause a proportionately greater increase in the aggregate Working Interest of Seller for such Well above the Working Interest set forth on Exhibit F for such Well) or (b) obligate Seller to bear a Working Interest for such Well that is less than that set forth on Exhibit F, as applicable (limited to the Target Formation and subject to any reservations, limitations or depth restrictions described on Exhibit F), for such Well (to the extent that such right, circumstance or condition does not cause any decrease in the aggregate Net Revenue Interest of Seller for such Well below the Net Revenue Interest set forth on Exhibit F for such Well, as applicable).
“Title Benefit Amount” means the amount, as determined pursuant to Sections 6.3(f) or Section 6.3(h), by which the value of an affected Title Benefit Property exceeds its Allocated Value as a result of a Title Benefit.
“Title Benefit Notice” has the meaning set forth in Section 6.3(b).
“Title Benefit Property” has the meaning set forth in Section 6.3(b).
“Title Cure Amount” has the meaning set forth in Section 6.3(c).
“Title Cure Assets” has the meaning set forth in Section 6.3(c).
“Title Defect” means any Encumbrance, other than Permitted Encumbrances, defect or other matter that, if not cured, causes Seller not to have Defensible Title in and to any Well, as of the Defect Claim Date (or, solely for purposes of Article XVI.D of the JOA, any Development Well); provided, that the following shall not be considered Title Defects:
(a)    gaps in the chain of title, including defects in the chain of title consisting of omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such gap, failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Well;
(b)    defects arising out of lack of survey, unless a survey is expressly required by Law;
(c)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Lease;
(d)    defects based on the failure to recite marital status in documents or omissions of heirship proceedings unless such lack of evidence could reasonably be expected to result in another Person’s superior title;
(e)    defects that have been cured by Laws of limitations or prescription;
(f)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more;
Appendix I

(g)    defects arising from prior oil and gas leases relating to the Leases that are not surrendered of record unless Buyer provides affirmative evidence that any such prior oil and gas lease remains in force and effect;
(h)    Encumbrances created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease or otherwise created by the applicable mineral owner (i) that pre-date or post-date the creation of the applicable Asset and are not in default or (ii) have been subordinated to the applicable Asset;
(i)    defects based solely on the absence of a document from Seller’s files, except for Leases or other instruments evidenced of record only by memoranda;
(j)    maintenance of uniform interest provisions contained in any operating or other agreements;
(k)    defects or irregularities relating to surface rights that do not affect the validity of a Lease, or result in a reduction in Seller’s interest, or which, in each case, do not materially impair the operation or use of the Assets as currently operated and used or otherwise (i) reduce Sellers’ Net Revenue Interest with respect to any Well or Unit below that shown on Exhibit F, or (ii) increase Sellers’ Working Interest with respect to any Well or Unit above that shown on Exhibit F for such Well or Unit, as applicable, without a proportionate increase in the Net Revenue Interest of Seller;
(l)    failure to record releases of liens, production payments, or mortgages that have expired by their own terms; and
(m)    changes or adjustments to Seller’s Working Interest and/or Net Revenue Interest or other Encumbrances resulting from non-consent elections, pooling or unitization or other actions consented to in advance in writing by Buyer pursuant to Section 10.1.
“Title Defect Amount” has the meaning set forth in Section 6.3(d)(i).
“Title Defect Cure Notice” has the meaning set forth in Section 6.3(c).
“Title Defect Cure Period” has the meaning set forth in Section 6.3(c).
“Title Defect Deductible” has the meaning set forth in Section 6.3(g).
“Title Defect Notice” has the meaning set forth in Section 6.3(a).
“Title Defect Property” has the meaning set forth in Section 6.3(a).
“Title Dispute Amount” has the meaning set forth in Section 6.3(h)(i).
“Title Dispute Assets” has the meaning set forth in Section 6.3(h)(i).
“Title Disputes” has the meaning set forth in Section 6.3(h)(i).
“Transaction Documents” means those documents executed and/or delivered by Buyer or Seller pursuant to or in connection with this Agreement including (a) the certificates delivered by each Party at Closing pursuant to Section 11.5 or Section 12.5, (b) the Assignment, (c) the Escrow Agreement, (d) JOA, (e) SWD Cooperation Agreement, (f) the Surface Agreement, and (g) any other documents.
“Transfer Taxes” has the meaning set forth in Section 16.3.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” means the “Charger Unit”, “Mustang Unit”, “Rebel Unit” and “Bulldog Unit”, more particularly described on Exhibit A.
Appendix I

“Waffle Iron Unit” means that certain pooled unit consisting of 491.978 acres, more or less, being made up of certain lands in the west half of Section 42, Block 38, T-1-S and the southwest quarter of Section 31, Block 38, T-1-S, Midland County, Texas, more particularly described in Designation of Pooled Unit recorded under Document Number 2017-24593 in the Real Property Records of Midland County, Texas.
“Wells” has the meaning set forth in Section 2.1(b).
“Working Interest” means, with respect to any Oil and Gas Property, the interest in and to such Oil and Gas Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Oil and Gas Property, but without regard to the effect of any Burdens thereon.
Appendix I